     As filed with the Securities and Exchange Commission on July 16, 2003
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ---------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

                       MEDICIS PHARMACEUTICAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                   3571                                  52-1574808
    (State or Other Jurisdiction of            (Primary Standard Industrial         (I.R.S. Employer Identification No.)
     Incorporation or Organization)            Classification Code Number)

                             8125 NORTH HAYDEN ROAD
                         SCOTTSDALE, ARIZONA 85258-2463
                                 (602) 808-8800
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 JONAH SHACKNAI
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       MEDICIS PHARMACEUTICAL CORPORATION
                             8125 NORTH HAYDEN ROAD
                         SCOTTSDALE, ARIZONA 85258-2463
                                 (602) 808-8800
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                          ---------------------------

                                   Copies to:

                      STEPHEN E. OLDER                                         WINTHROP B. CONRAD, JR.,
             AKIN GUMP STRAUSS HAUER & FELD LLP                                 DAVIS POLK & WARDWELL
                     590 MADISON AVENUE                                          450 LEXINGTON AVENUE
               NEW YORK, NEW YORK 10022-2524                                   NEW YORK, NEW YORK 10017
                       (212) 872-1000                                               (212) 450-4890

                          ---------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as possible upon effectiveness of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
        TITLE OF EACH CLASS            AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING     AMOUNT OF REGISTRATION
 OF SECURITIES TO BE REGISTERED(1)     REGISTERED(2)             UNIT                  PRICE(3)                  FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
1.5% Contingent Convertible Senior
Notes Due 2033.....................    $492,000,000              100%                $446,720,000                $36,140
---------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
$0.014 per share(4)................         (4)                   N/A                     N/A                      N/A
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This registration statement relates to the exchange by Medicis Pharmaceutical Corporation of up to an aggregate of $400,000,000 of its 2.5% Contingent Convertible Senior Notes Due 2032 for $1,230 principal amount of its new 1.5% Contingent Convertible Senior Notes Due 2033 for each $1,000 in principal amount of 2.5% Contingent Convertible Senior Notes Due 2032 tendered.

(2) This amount is the maximum principal amount of 2.5% Contingent Convertible Senior Notes Due 2032 that may be received by the Registrant from tendering holders.

(3) The amount of the registration fee paid herewith was calculated, pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on $446.72 million, the market value as of July 11, 2003 of the maximum amount of 2.5% Contingent Convertible Senior Notes Due 2032 that may be received by the Registrant from tendering holders.

(4) Such indeterminate number of shares of Class A common stock as shall be issuable upon conversion of the 1.5% Contingent Convertible Senior Notes Due 2033 being registered hereunder. No additional consideration will be received for the Class A common stock and therefore no registration fee is required pursuant to Rule 475(i) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION DATED JULY 16, 2003

PROSPECTUS

[MEDICIS LOGO]

OFFER TO EXCHANGE
1.5% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2033
FOR ALL OUR OUTSTANDING
2.5% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2032
(CUSIP NOS. 584 690 AA 9 AND 584 70K AA 2)

We, Medicis Pharmaceutical Corporation, are offering to exchange $1,230 in principal amount of our 1.5% Contingent Convertible Senior Notes Due 2033, or the New Notes, for each $1,000 in principal amount of our 2.5% Contingent Convertible Senior Notes Due 2032, or the Old Notes, that is properly tendered and accepted for exchange on the terms set forth in this prospectus and in the accompanying Letter of Transmittal, which we refer to together as the exchange offer. See page 38 for how to tender Old Notes.

The exchange offer is subject to important conditions, including that at least $200 million in principal amount of the Old Notes have been validly tendered and not withdrawn on the expiration of the exchange offer.

The exchange offer will expire at 5:00 p.m., New York City time, on August 13, 2003, the expiration date, unless we extend it. We will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time on the day after expiration of the exchange offer. You may withdraw any Old Notes tendered until the expiration of the exchange offer.

The terms of the New Notes are similar to the terms of the Old Notes, but have a different interest rate, conversion rate, maturity date and other important terms as described in this prospectus. See page 10 of this prospectus for a summary comparison of the Old Notes to the New Notes.

The Old Notes are traded on The Portal(SM) Market of the National Association of Securities Dealers, Inc. and the market price for $1,000 in principal amount of Old Notes was $1,172.50 on July 15, 2003.

Our Class A common stock is traded on the New York Stock Exchange, or NYSE, under the symbol "MRX". On July 15, 2003 the closing price for our Class A common stock on the NYSE was $57.00 per share.

THE EXCHANGE OFFER IS DESCRIBED IN DETAIL IN THIS PROSPECTUS, AND WE URGE YOU TO READ IT CAREFULLY, INCLUDING THE SECTION TITLED "RISK FACTORS," BEGINNING ON PAGE 13 OF THIS PROSPECTUS, FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU DECIDE TO PARTICIPATE IN THE EXCHANGE OFFER.

NEITHER OUR BOARD OF DIRECTORS NOR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER YOU SHOULD CHOOSE TO EXCHANGE YOUR OLD NOTES FOR NEW NOTES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------

               The Co-Dealer Managers for the exchange offer are:

DEUTSCHE BANK SECURITIES                              THOMAS WEISEL PARTNERS LLC

                 The date of this prospectus is    -   , 2003.

      THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT MEDICIS THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST TO OFFICE OF INVESTOR RELATIONS, MEDICIS PHARMACEUTICAL CORPORATION, 8125 NORTH HAYDEN ROAD, SCOTTSDALE, ARIZONA 85258-2463, (602) 808-8800. IN ORDER TO OBTAIN TIMELY DELIVERY, SECURITY HOLDERS MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE, OR AUGUST 6, 2003, UNLESS EXTENDED.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the section entitled "The Company" and "Risk Factors," contains forward-looking statements that anticipate results based upon management's plans that are subject to uncertainties. Forward-looking statements give our current expectations or forecasts of future events. These statements may be identified by use of the words "expects," "plans," "anticipates," "believes," "estimates" and similar words used in conjunction with discussions of future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many factors mentioned in this prospectus--for example, governmental regulation and competition in our industry--will be important in determining future results. No forward-looking statement can be guaranteed, and actual results may vary materially from those anticipated in any forward-looking statement. We undertake no obligation to update any forward-looking statement.

                                    SUMMARY

      This summary does not contain all the information you should consider before exchanging your Old Notes for the New Notes. You should read this entire prospectus carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information." References in this prospectus to "Medicis", "we", "us", "our", "the company" and "our company" refer to Medicis Pharmaceutical Corporation and its subsidiaries unless otherwise specified.

                               OUR EXCHANGE OFFER

      We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your Old Notes in the exchange offer, you should read the detailed description of the exchange offer under "The Exchange Offer" for further information.

Terms of the Exchange Offer...........    We are offering to exchange $1,230 in
                                          principal amount of New Notes for each
                                          $1,000 in principal amount of our Old
                                          Notes accepted for exchange. New Notes
                                          will be issued in denominations of
                                          $1,000 and any integral multiple of
                                          $1,000. Any fractional New Notes will
                                          be settled in cash. You may tender
                                          all, some or none of your Old Notes.

Expiration Date; Extension;
Termination...........................    The exchange offer and your withdrawal
                                          rights will expire at 5:00 p.m. New
                                          York City time, on August 13, 2003, or
                                          any subsequent date to which we extend
                                          it. We may extend the expiration date
                                          for any reason; we will announce any
                                          extensions by press release or other
                                          permitted means no later than 9:00
                                          a.m., New York City time, the day
                                          after the previously scheduled
                                          expiration date. You must tender your
                                          Old Notes prior to the expiration date
                                          if you wish to participate in the
                                          exchange offer. We have the right to:

                                          -  extend the period during which the
                                             exchange offer is open and retain
                                             all tendered Old Notes, subject to
                                             your right to withdraw your
                                             tendered Old Notes; or

                                          -  waive any condition or otherwise
                                             amend the terms of the exchange
                                             offer in any respect, other than
                                             the condition that the registration
                                             statement be declared effective.

Conditions to the Exchange Offer......    The exchange offer is subject to:

                                          -  the registration statement and any
                                             post-effective amendment to the
                                             registration statement covering the
                                             New Notes being effective under the
                                             Securities Act of 1933, as amended,
                                             or the Securities Act;

                                          -  at least $200 million in aggregate
                                             principal amount of the Old Notes
                                             being validly tendered and not
                                             withdrawn by the expiration of the
                                             exchange offer; and

                                          -  other customary conditions.

                                          Please read the section titled "The
                                          Exchange Offer--Conditions to the
                                          Exchange Offer," beginning on page 36
                                          of this prospectus, for more
                                          information.

Withdrawal Rights.....................    You may withdraw a tender of your Old
                                          Notes by delivering a written notice
                                          of withdrawal to Deutsche Bank Trust
                                          Company Americas, the exchange agent,
                                          at any time before the exchange offer
                                          expires. If you change your mind, you
                                          may retender your Old Notes by again
                                          following the exchange offer
                                          procedures before the exchange offer
                                          expires. You may also withdraw a
                                          tender of your Old Notes after the
                                          expiration of 40 business days from
                                          the commencement date of the exchange
                                          offer if your tender has not yet been
                                          accepted for payment.

Procedures for Tendering Old Notes....    If you hold Old Notes through a
                                          broker, dealer, commercial bank, trust
                                          company or other nominee, you should
                                          contact that person promptly if you
                                          wish to tender your Old Notes. Tenders
                                          of your Old Notes will be effected by
                                          book-entry transfers through The
                                          Depository Trust Company. If you hold
                                          your Old Notes through a broker,
                                          dealer, commercial bank, trust company
                                          or other nominee, you may also comply
                                          with the procedures for guaranteed
                                          delivery. Please do not send letters
                                          of transmittal to us. You should send
                                          those letters to Deutsche Bank Trust
                                          Company Americas, the exchange agent,
                                          at the address set forth on page 67 of
                                          this prospectus. The exchange agent
                                          can answer your questions regarding
                                          how to tender your Old Notes.

Acceptance of Old Notes...............    Once all the conditions to the
                                          exchange offer are satisfied or
                                          waived, we will accept all Old Notes
                                          properly tendered and not withdrawn
                                          prior to the expiration of the
                                          exchange offer and will issue the New
                                          Notes promptly after the expiration
                                          date. We will issue New Notes in
                                          exchange for Old Notes that are
                                          accepted for exchange only after
                                          receipt by the exchange agent of
                                          either a timely book-entry
                                          confirmation of transfer of Old Notes
                                          into the exchange agent's DTC account
                                          or a properly completed and executed
                                          letter of transmittal. Our oral or
                                          written notice of acceptance to the
                                          Exchange Agent will be considered our
                                          acceptance of the exchange offer.

Accrued Interest on Old Notes.........    On December 4, 2003 you will receive
                                          an interest payment in an amount equal
                                          to the sum of:

                                          (i) the accrued but unpaid interest on
                                          the Old Notes, at an annual interest
                                          rate of 2.5%, from
                                          and including June 4, 2003 through the
                                          expiration date of the exchange offer;
                                          and

                                          (ii) the accrued but unpaid interest
                                          on the New Notes, at an annual
                                          interest rate of 1.5%, from and
                                          including the first day after the
                                          expiration date of the exchange offer
                                          to, but excluding, December 4, 2003.

Amendment of the Exchange Offer.......    We reserve the right not to accept any
                                          of the Old Notes tendered and to
                                          otherwise interpret or modify the
                                          terms of the exchange offer, provided
                                          that we will comply with applicable
                                          laws that require us to extend the
                                          period during which notes may be
                                          tendered or withdrawn as a result of
                                          changes in the terms of or information
                                          relating to the exchange offer.

Consequences of not Exchanging Old
Notes.................................    If you do not exchange your Old Notes
                                          in the exchange offer, the liquidity
                                          of the trading market for Old Notes
                                          not tendered for exchange, or tendered
                                          for exchange but not accepted, could
                                          be significantly reduced to the extent
                                          that Old Notes are tendered and
                                          accepted for exchange in the exchange
                                          offer.

Use of Proceeds; Fees and Expenses of
the Exchange Offer....................    We will not receive any cash proceeds
                                          from the exchange offer. Old Notes
                                          that are properly tendered and
                                          exchanged pursuant to the exchange
                                          offer will be retired and canceled. We
                                          estimate that the total fees and
                                          expenses of the exchange offer will be
                                          approximately $8.5 million.

Tax Consequences......................    Although the exchange will be a
                                          recapitalization transaction in which
                                          gain is not ordinarily recognized,
                                          U.S. persons will be required to
                                          recognize any gain to the extent of
                                          the fair market value of the excess of
                                          the principal amount of the New Notes
                                          over the principal amount of the Old
                                          Notes. No loss will be recognized on
                                          the exchange. Any such gain will be
                                          treated as ordinary interest income.
                                          Non-U.S. persons who exchange their
                                          Old Notes will qualify for an
                                          exemption from U.S. withholding tax on
                                          any such gain provided that certain
                                          conditions are met. Please see the
                                          section titled "Material United States
                                          Federal Income Tax Considerations"
                                          beginning on page 59 of this
                                          prospectus.

Deciding Whether to Participate in the
Exchange Offer........................    Neither we nor our officers or
                                          directors make any recommendation as
                                          to whether you should tender or
                                          refrain from tendering all or any
                                          portion of your Old Notes in the
                                          exchange offer. Further, we have not
                                          authorized anyone to make any such
                                          recommendation. You must make your own
                                          decision as to whether you should
                                          tender
                                          your Old Notes in the exchange offer
                                          and, if so, the aggregate amount of
                                          Old Notes to tender after reading this
                                          prospectus, including the "Risk
                                          Factors" and the letter of transmittal
                                          and consulting with your advisors, if
                                          any, based on your own financial
                                          position and requirements.

Exchange Agent........................    Deutsche Bank Trust Company Americas

Information Agent.....................    D.F. King & Co., Inc.

Co-Dealer Managers....................    Deutsche Bank Securities Inc. and
                                          Thomas Weisel Partners LLC.

Risk Factors..........................    You should consider carefully the
                                          matters described under "Risk
                                          Factors," beginning on page 13 of this
                                          prospectus as well as other
                                          information set forth in this
                                          prospectus and in the accompanying
                                          letter of transmittal before you
                                          decide to participate in the exchange
                                          offer.

                                   NEW NOTES

Issuer................................    Medicis Pharmaceutical Corporation.

New Notes Offered.....................    Up to $492 million in aggregate
                                          principal amount of 1.5% Contingent
                                          Convertible Senior Notes Due 2033.

Maturity..............................    June 4, 2033.

Ranking...............................    The New Notes will be our senior
                                          unsecured obligations. The New Notes
                                          will rank senior in right of payment
                                          to all of our existing and future
                                          subordinated indebtedness and will
                                          rank equal in right of payment to all
                                          of our existing and future senior
                                          unsecured liabilities, including any
                                          unexchanged Old Notes.

                                          We are not restricted by the indenture
                                          governing the New Notes from incurring
                                          additional indebtedness, and we and
                                          our subsidiaries have significant
                                          ability to incur liens.

Interest Payment Dates................    June 4 and December 4 beginning
                                          December 4, 2003.

Contingent Interest...................    We will pay contingent interest during
                                          any six-month period from June 4 to
                                          December 3 and from December 4 to June
                                          3, with the initial six-month period
                                          commencing June 4, 2008, if the
                                          average trading price of the New Notes
                                          per $1,000 in principal amount for the
                                          five trading day period ending on the
                                          third trading day immediately
                                          preceding the first day of the
                                          applicable six-month period equals
                                          $1,200 or more. During any period when
                                          contingent interest is payable, it
                                          will be payable at a rate equal to
                                          0.5% per annum.

Conversion Rights.....................    Holders may surrender New Notes for
                                          conversion into shares of our Class A
                                          common stock prior to the maturity
                                          date in the following circumstances:

                                          -  during any quarter commencing after
                                             September 30, 2003, if the closing
                                             sale price of our Class A common
                                             stock for at least 20 trading days
                                             in the period of 30 consecutive
                                             trading days ending on the last
                                             trading day of the quarter
                                             preceding the quarter in which the
                                             conversion occurs, is more than
                                             120% of the conversion price per
                                             share of our Class A common stock
                                             on that 30th trading day;

                                          -  if we have called the New Notes for
                                             redemption;

                                          -  during the five trading day period
                                             immediately following any nine
                                             consecutive trading
                                           day period in which the closing price
                                           per $1,000 in principal amount of the
                                           New Notes for each day of such period
                                           was less than 95% of the product of
                                           the closing sale price of our Class A
                                           common stock on that day multiplied
                                           by the number of shares of our Class
                                           A common stock issuable upon
                                           conversion of $1,000 in principal
                                           amount of the New Notes; or

                                          -  upon the occurrence of specified
                                             corporate transactions described
                                             under "Description of the New
                                             Notes--Conversion Rights."

Conversion Price; Adjustments.........    Holders may convert any outstanding
                                          New Notes into shares of our Class A
                                          common stock at the initial conversion
                                          price of $77.52 per share, which is
                                          equal to approximately 12.8998 shares
                                          per $1,000 in principal amount of New
                                          Notes. The conversion price may be
                                          adjusted for certain transactions
                                          affecting our Class A common stock as
                                          described under "Description of the
                                          New Notes--Conversion Rate
                                          Adjustments", but it will not be
                                          adjusted for accrued interest. In
                                          addition, prior to June 11, 2008, we
                                          will adjust the conversion price if we
                                          declare a dividend or distribution to
                                          all or substantially all of the
                                          holders of Class A common stock to the
                                          extent such dividend or distribution
                                          is payable in cash and is greater than
                                          $0.05 per issued and outstanding share
                                          of Class A common stock per fiscal
                                          quarter. See "Description of the New
                                          Notes--Conversion Rate Adjustment."

                                          Upon conversion, the holder will not
                                          receive any cash payment representing
                                          accrued and unpaid interest, including
                                          contingent interest, if any.

Optional Redemption...................    We may redeem some or all of the New
                                          Notes at any time on or after June 11,
                                          2008, at a price equal to 100% of the
                                          principal amount of the New Notes,
                                          plus accrued and unpaid interest,
                                          including contingent interest, if any,
                                          up to but not including the date of
                                          redemption, payable in cash.

Repurchase of Notes at the Option of
the Holder............................    You may require us to repurchase your
                                          New Notes on June 4, 2008, 2013 and
                                          2018 for a purchase price equal to
                                          100% of the principal amount of the
                                          New Notes on the repurchase date, plus
                                          accrued and unpaid interest, including
                                          contingent interest, if any, up to but
                                          not including the date of repurchase,
                                          payable in cash. See "Description of
                                          the New Notes--Repurchase of New Notes
                                          at the Option of the Holder."

Change in Control.....................    When a change in control, as that term
                                          is defined in "Description of the New
                                          Notes--Right to Require Purchase of
                                          New Notes upon a Change in Control",
                                          occurs, you will have the right to
                                          require us to repurchase your New
                                          Notes at a purchase price equal to
                                          100% of the principal amount of the
                                          New Notes, plus accrued and unpaid
                                          interest, including contingent
                                          interest, if any, up to but not
                                          including the date of repurchase,
                                          payable in cash.

                                  THE COMPANY

      We are a leading specialty pharmaceutical company focusing primarily on developing and marketing drugs in the U.S. for the treatment of dermatological, pediatric and podiatric conditions and the marketing of dermal aesthetic enhancement products in Canada. We believe that annual U.S. pharmaceutical sales in the dermatological, pediatric and podiatric markets exceed $10 billion.

      We have built our business by executing a four-part growth strategy. This strategy consists of growing existing core brands, developing new products and important product line extensions, entering into strategic collaborations and acquiring complementary products, technologies and businesses.

      We offer a broad range of drugs addressing various conditions including acne, fungal infections, asthma, rosacea, hyperpigmentation, photoaging, psoriasis, eczema, skin and skin-structure infections, seborrheic dermatitis and cosmesis (improvement in the texture and appearance of skin). We currently offer 15 branded products. Our core brands, DYNACIN(R), LOPROX(R), LUSTRA(R), OMNICEF(R), ORAPRED(R), PLEXION(R) and TRIAZ(R), account for substantially all of our revenue. Most of our core brands enjoy market leadership in the segments in which they compete. Because of the significance of these brands to our business, we concentrate our sales and marketing efforts in promoting them to physicians in our target markets. We also sell a number of other products, all of which are profitable, but which are considered less critical to our business.

      In March 2003, we expanded into the dermal aesthetic market through our acquisition of the exclusive U.S. and Canadian rights to market, distribute and commercialize the dermal restorative product lines known as RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines from Q-Med AB, a Swedish biotechnology/medical device company and its affiliates, collectively Q-Med. The RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines products are currently being sold in over 60 countries by Q-Med, but are not yet approved for use in the U.S. We offer RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines in Canada for treating fine lines and wrinkles, shaping facial contours, correcting deep facial folds and enhancing the appearance and fullness of lips.

      In countries where they are currently marketed, RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines are injectable, transparent, non-animal stabilized hyaluronic acid gels, which require no patient sensitivity tests in advance of product administration. These transparent, injectable products have varying gel particle sizes which provide physicians in countries where the products are approved with flexibility in treating fine lines and wrinkles, shaping facial contours, correcting deep facial folds and enhancing the appearance and fullness of lips.

      In countries where the products are currently marketed, pre-packaged glass syringes provide physicians with various options to treat nasolabial folds, glabellar lines, periorbital lines, perioral lines, vermillion borders, lips, chins, cheeks, smile lines, worry lines and oral commissures. In the U.S., the FDA regulates these products as medical devices. A pre-market approval application for RESTYLANE(R) was filed with the FDA in June 2002 and is currently under review. While we cannot speculate on any expected date of approval by the FDA, or the indications that may be approved, we believe it is possible that an approval could be received by the end of 2003. We anticipate that applications for PERLANE(TM) and RESTYLANE(R) Fine Lines will be submitted during our fiscal year 2004 and fiscal year 2005, respectively.

      In addition to our expansion into the dermal aesthetic market in March 2003, in November 2001, we expanded into the pediatric market through our merger with Ascent Pediatrics, Inc., or Ascent. Ascent markets products to U.S.-based pediatricians, including an oral treatment for children with asthma and other inflammatory respiratory conditions. Since the merger, this sales force has introduced three of our core dermatological brands to high prescribing pediatricians.

      Our dedicated sales force, consisting of 179 employees as of June 30, 2003, focuses on high prescribing dermatologists, pediatricians and podiatrists. Since a relatively small number of physicians is responsible for writing a majority of prescriptions, we believe that the size of our sales force is appropriate to reach our target physicians. Our dermatology sales force consists of

97 employees who regularly call on approximately 5,000 dermatologists and 3,000 podiatrists. Our pediatric sales force, which became part of Medicis following the merger with Ascent, consists of approximately 70 employees who call on approximately 12,000 pediatricians. We also have four national account managers who regularly call on managed care organizations, large retail chains, insurance carriers and related organizations. We are in the process of hiring a dermal aesthetic sales force in preparation for FDA approval of RESTYLANE(R). Our dermal aesthetic sales force currently consists of eight employees, which we expect to increase to 37 upon commercial launch of RESTYLANE(R) in the U.S.

      Our principal executive offices are located at 8125 North Hayden Road, Scottsdale, Arizona 85258-2463. Our telephone number is (602) 808-8800.

      Our Class A common stock is traded on the NYSE under the symbol "MRX". For additional information concerning our company, please see "Where You Can Find More Information" on page 66 of this prospectus.

              SUMMARY COMPARISON OF THE OLD NOTES TO THE NEW NOTES

      The following comparison of the terms of the Old Notes to the terms of the New Notes is only a summary. For a more detailed description of the terms of the New Notes, please see "Description of the New Notes". For a more detailed description of the differences between the Old Notes and the New Notes, please see "Comparison Between the Terms of the Old Notes and the New Notes".

                                                 OLD NOTES                        NEW NOTES
                                       ------------------------------   ------------------------------
Issuer...............................  Medicis Pharmaceutical           Medicis Pharmaceutical
                                       Corporation.                     Corporation.
Notes Offered........................  $400 million in aggregate        Up to $492 million in
                                       principal amount of 2.5%         aggregate principal amount of
                                       Contingent Convertible Senior    1.5% Contingent Convertible
                                       Notes Due 2032 issued under an   Senior Notes Due 2033 to be
                                       Indenture dated as of June 4,    issued under a new Indenture
                                       2002 between our company and     between our company and
                                       Deutsche Bank Trust Company      Deutsche Bank Trust Company
                                       Americas, as trustee.            Americas, as trustee.
Interest Payment Dates...............  Payable on June 4 and December   Same terms as the Old Notes.
                                       4 of each year.
Interest.............................  2.5% per annum in cash.          1.5% per annum in cash.
Contingent Interest..................  0.5% per annum after June 4,     0.5% per annum after June 4,
                                       2007.                            2008.
Maturity.............................  June 4, 2032.                    June 4, 2033.
Conversion Rights....................  Holders of the Old Notes may     Holders of the New Notes may
                                       convert their Old Notes into     convert their New Notes into
                                       shares of our Class A common     shares of our Class A common
                                       stock prior to the maturity      stock prior to the maturity
                                       date in the following            date in the following
                                       circumstances:                   circumstances:
                                       - during any quarter             - same terms as the Old Notes,
                                         commencing after June 30,        except that (i) the New
                                         2003, if the closing sale        Notes cannot be converted
                                         price of our Class A common      prior to any quarter
                                         stock for at least 20            commencing after September
                                         trading days in the period       30, 2003, and (ii) the
                                         of 30 consecutive trading        closing sale price of our
                                         days ending on the last          Class A common stock must
                                         trading day of the quarter       exceed 120% of the
                                         preceding the quarter in         conversion price during such
                                         which the conversion occurs,     period.
                                         is more than 110% of the
                                         conversion price for the Old
                                         Notes on that 30th trading
                                         day.
                                       - if we have called the Old      - same terms as the Old Notes.
                                         Notes for redemption.
                                       - during the five trading day    - same terms as the Old Notes.
                                         period immediately following
                                         any nine consecutive trading
                                         day period in which the
                                         trading price per $1,000 in
                                         principal amount of the Old
                                         Notes for each day of such
                                         period was less than 95% of
                                         the product of the closing
                                         sale price of our Class A

                                                 OLD NOTES                        NEW NOTES
                                       ------------------------------   ------------------------------
                                         common stock on that day
                                         multiplied by the number of
                                         share of our Class A common
                                         stock issuable upon
                                         conversion of $1,000 in
                                         principal amount of the Old
                                         Notes.
                                       - upon the occurrence of         - same terms as the Old Notes.
                                         specified corporate
                                         transactions.
Conversion Price.....................  The Old Notes may be converted   Same terms as the Old Notes,
                                       into our Class A common stock    except that (i) the initial
                                       at the initial conversion        conversion price per share for
                                       price per share of $58.10.       the New Notes will be $77.52.
                                       This represents a conversion     This represents a conversion
                                       rate of approximately 17.2117    rate of approximately 12.8998
                                       shares of our Class A common     shares of our Class A common
                                       stock per $1,000 in principal    stock per $1,000 in principal
                                       amount of Old Notes. The         amount of New Notes and (ii)
                                       conversion price may be          prior to June 11, 2008, we
                                       adjusted for certain             will adjust the conversion
                                       transactions affecting our       price if we declare a dividend
                                       Class A common stock, but will   or distribution to all or
                                       not be adjusted for accrued      substantially all of the
                                       interest. Upon conversion, the   holders of our Class A common
                                       holder will not receive any      stock to the extent such
                                       cash payment representing        dividend or distribution is
                                       accrued and unpaid interest,     payable in cash and is greater
                                       including contingent interest,   than $0.05 per issued and
                                       if any.                          outstanding share of Class A
                                                                        common stock per fiscal
                                                                        quarter. See "Description of
                                                                        the New Notes--Conversion Rate
                                                                        Adjustment".
Optional Redemption of the Notes.....  At any time on or after June     Same terms as the Old Notes,
                                       11, 2007, the Old Notes are      except the New Notes will be
                                       redeemable at our option, in     redeemable at our option at
                                       whole at any time, or in part    any time on or after June 11,
                                       from time to time, on not less   2008.
                                       than 20 days nor more than 60
                                       days' notice, at a price equal
                                       to 100% of the principal
                                       amount of the Old Notes, plus
                                       accrued and unpaid interest,
                                       including contingent interest,
                                       if any, up to but not
                                       including the date of
                                       redemption, payable in cash.
Repurchase of the Notes at the Option  A holder of Old Notes has the    Same terms as the Old Notes,
  of the Holder......................  right to require us to           except the purchase dates for
                                       purchase all or a portion of     the New Notes will be June 4,
                                       such holder's Old Notes on       2008, 2013 and 2018.
                                       June 4, 2007, 2012 and 2017.
                                       We will repurchase the Old
                                       Notes for an amount of cash
                                       equal to 100% of the principal
                                       amount of the Old Notes on the
                                       date of

                                                 OLD NOTES                        NEW NOTES
                                       ------------------------------   ------------------------------
                                       purchase, plus accrued and
                                       unpaid interest including
                                       contingent interest, if any,
                                       up to but not including the
                                       date of repurchase, payable in
                                       cash.
Events of Default....................  - Default in the payment of      Same terms as the Old Notes.
                                         principal, or default for 30
                                         days in payment of any
                                         interest (including
                                         contingent interest);
                                       - Failure to pay when due,
                                         within 15 days of a written
                                         notice, the principal of
                                         indebtedness for money
                                         borrowed by us or our
                                         subsidiaries in excess of
                                         $20 million, or the
                                         acceleration of that
                                         indebtedness that is not
                                         withdrawn within 15 days of
                                         the written notice;
                                       - Failure to cure within 60
                                       days a default in performance
                                         or breach of any of the
                                         covenants in the Old
                                         Indenture; or
                                       - Certain events of
                                       bankruptcy, insolvency or
                                         reorganization.
Transfer Restrictions................  We have filed a Registration     At the closing of the exchange
                                       Statement on Form S-3 for the    offer, the New Notes will be
                                       resale of the Old Notes;         registered under the
                                       however unless the Old Notes     Securities Act and, so long as
                                       have been resold pursuant to     not held by affiliates, will
                                       that Registration Statement or   be freely tradable.
                                       the supplements thereto, the
                                       Old Notes may only be offered
                                       or sold in transactions exempt
                                       from, or not subject to, the
                                       registration requirements of
                                       the Securities Act.

                                  RISK FACTORS

      You should carefully consider the risks described below before you decide to exchange your Old Notes for the New Notes. The risks and uncertainties set forth below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business and results of operations. If any of the following risks actually occur they could materially and adversely affect our business, financial condition or operating results. In that case, the trading price of our Class A common stock could decline which in turn could result in a decline in the trading price of the New Notes or the loss of all or a part of your investment.

                      RISKS RELATING TO THE EXCHANGE OFFER

IF AN ACTIVE MARKET FOR THE NEW NOTES FAILS TO DEVELOP OR IS NOT SUSTAINED, THE TRADING PRICE AND LIQUIDITY OF THE NEW NOTES COULD BE MATERIALLY AND ADVERSELY AFFECTED.

      Prior to the exchange offer, there has been no trading market for the New Notes. Each of the dealer managers, Deutsche Bank Securities Inc. and Thomas Weisel Partners LLC has advised us that it currently intends to make a market in the New Notes. However, neither Deutsche Bank Securities Inc. nor Thomas Weisel Partners LLC is obligated to make a market and may discontinue this market-making activity at any time without notice. The liquidity of the trading market for the New Notes will depend in part on the level of participation of the holders of Old Notes in the exchange offer. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the New Notes and the lesser the liquidity of the trading market for the Old Notes not tendered in the exchange offer. As a result, we cannot assure you that any market for the New Notes will develop or, if one does develop, that it will be maintained. If an active market for the New Notes fails to develop or be sustained, the trading price and liquidity of the New Notes could be materially adversely affected.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES, THERE MAY BE A SUBSTANTIALLY SMALLER PUBLIC TRADING MARKET FOR YOUR OLD NOTES AND THE MARKET PRICE OF YOUR OLD NOTES MAY DECLINE.

      If the exchange offer is consummated, the trading and the liquidity of the market for the Old Notes may be significantly limited. As a result, the unexchanged Old Notes may trade at a discount to the price at which they would trade if the transactions contemplated by this prospectus were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the unexchanged Old Notes will exist or be maintained and we cannot assure you as to the prices at which the unexchanged Old Notes may be traded.

OUR BOARD OF DIRECTORS HAS NOT MADE A RECOMMENDATION WITH REGARD TO WHETHER OR NOT YOU SHOULD TENDER YOUR NOTES IN THE EXCHANGE OFFER NOR HAS OUR COMPANY OBTAINED A THIRD-PARTY DETERMINATION THAT THE EXCHANGE OFFER IS FAIR TO HOLDERS OF THE OLD NOTES.

      We have designed the New Notes to have terms substantially similar to the Old Notes. The exchange offer has been unanimously approved by our board of directors. We are not, however, making a recommendation whether holders of Old Notes should exchange their notes. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the Old Notes that the value of the New Notes received in the exchange offer will in the future equal or exceed the value of the Old Notes tendered and we do not take a position as to whether you ought to participate in the exchange offer.

YOU SHOULD CONSIDER THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING YOUR OLD NOTES FOR NEW NOTES IN THE EXCHANGE OFFER.

      Any gain recognized on the exchange will be treated as ordinary interest income and not as capital gain for U.S. federal income tax purposes. Interest income generally is subject to a higher rate of tax than capital gain. No loss will be recognized on the exchange. Please see the section titled "Material United States Federal Income Tax Considerations" beginning on page 59 of this prospectus. You should consult your tax advisor as to the U.S. federal, state, local and any foreign tax consequences of exchanging your Old Notes.

DUE TO THE HIGHER CONVERSION PRICE OF THE NEW NOTES, IF YOU PARTICIPATE IN THE EXCHANGE OFFER, YOU WILL RECEIVE FEWER SHARES OF OUR CLASS A COMMON STOCK UPON CONVERSION AND YOUR ABILITY TO CONVERT INTO OUR CLASS A COMMON STOCK MAY BE DELAYED.

      The per share conversion price for the New Notes is $77.52, while the per share conversion price for the Old Notes is $58.10. As a result, upon conversion, if you own $1,000 in principal amount of new notes, you will receive, assuming no fractional shares will be issued, 12 shares of our Class A common stock, while a holder of unexchanged Old Notes would receive 17 shares.

      Moreover, if you wish to convert your Old Notes into our Class A common stock, the closing share price of our Class A common stock must exceed 110% of the per share conversion price of the Old Notes, or $63.91, for a specified trading period. Alternatively, in order to convert the New Notes into our Class A common stock the closing share price of our Class A common stock must exceed 120% of the per share conversion price of the New Notes, or $93.02, for the same trading period. Therefore, depending on market conditions, by tendering your Old Notes for New Notes you will likely delay your opportunity to convert your notes into shares of our Class A Common Stock until the stock price reaches a trading range that exceeds the level required to convert the Old Notes into our shares.

                         RISKS RELATED TO OUR BUSINESS

OUR REPORTED EARNINGS PER SHARE MAY BE MORE VOLATILE BECAUSE OF THE CONVERSION FEATURES OF THE NEW NOTES AND ANY UNEXCHANGED NOTES.

      The New Notes and any unexchanged Old Notes may be converted into our Class A common stock if, during the trading periods specified in the Indentures governing the New Notes and the Old Notes, the closing sale price of our Class A common stock is more than 120% and 110% of the respective conversion price per share of our Class A common stock.

      Prior to the conversion of the New Notes and the unexchanged Old Notes, the shares of Class A common stock underlying these securities are not included in the calculation of basic or fully diluted earnings per share. In the event the New Notes or the Old Notes are convertible, earnings per share would be expected to decrease as a result of the inclusion of the underlying shares of Class A common stock in our diluted earnings per share calculations. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of diluted earnings per share.

WE CANNOT ASSURE YOU THAT THE FDA WILL APPROVE RESTYLANE(R) IN A TIMELY FASHION OR AT ALL.

      In March 2003, we completed our acquisition of the rights to market, distribute and commercialize the dermal filler product lines known as RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines in the U.S. and Canada. The products are approved for sale in Canada. A pre-market approval application for RESTYLANE(R) was filed with the FDA in June 2002 and is currently under review. We cannot assure you that the FDA approval of RESTYLANE(R) will occur by the end of 2003, which we currently anticipate, if at all. If we experience delays in obtaining FDA approval or if the FDA does not approve RESTYLANE(R) at all, our financial performance could be materially and negatively affected. In addition, in countries where RESTYLANE(R) is currently marketed, no patient sensitivity tests are required in advance of product administration. We cannot assure you that the FDA will approve RESTYLANE(R) without a sensitivity test requirement, or for the same indications as approved in other countries. Even if the FDA does approve RESTYLANE(R), we cannot assure you that the FDA will approve supplements to the pre-market approval of PERLANE(TM) and RESTYLANE(R) Fine Lines in a timely fashion, or for the same indications as approved in other countries, or at all.

WE CANNOT ASSURE YOU OUR DERMAL AESTHETIC ENHANCEMENT PRODUCTS WILL ACHIEVE WIDESPREAD ACCEPTANCE.

      We cannot assure you that we will be able to achieve market acceptance of our dermal aesthetic enhancement products. This market is very competitive and some of our competitors have been competing in this market for a significant period of time. Additionally, we expect that new competitors will be entering this market over the next few years. If we are unable to anticipate, identify or to react to competitive products or if changing preferences of consumers in the dermal aesthetic enhancement marketplace shift to other treatments for the treatment of fine lines and wrinkles, shaping facial contours, correcting deep facial folds and enhancing the appearance and fullness of lips, we may experience difficulties in achieving market acceptance or may experience a decline in demand for RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines. In addition, the popular media may produce negative reports on the efficacy, safety or side effects of these products, which could negatively impact consumer perceptions of the product and negatively influence market acceptance or cause a decline in demand. We cannot assure you that consumers will prefer RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines over other treatment options, or that we will be able to respond in a timely manner to changes in consumer preferences.

WE CANNOT ASSURE YOU THAT WE WILL EFFECTIVELY INTEGRATE OUR DERMAL AESTHETIC ENHANCEMENT PRODUCTS INTO OUR EXISTING BUSINESS OR THAT OUR MARKETING EFFORTS OF THE RESTYLANE(R) PRODUCT WILL BE SUCCESSFUL.

      We will not be able to achieve the benefits of the acquisition of RESTYLANE(R) unless we are able to integrate the operations of the dermal aesthetic enhancement products with our existing products. We cannot assure you that this will occur. Moreover, the integration of these operations requires substantial attention from management and any diversion of management's attention could impact our operations. In anticipation of the commercial launch of RESTYLANE(R) in the U.S. we are expending significant resources. We will not see any revenue associated with that investment until commercial sales of RESTYLANE(R) begin, if at all. Although we have experience in the sales and marketing of dermatological, pediatric and podiatric products, we have no such experience in the dermal aesthetic enhancement market. We cannot assure you that we will be able to hire and retain personnel with experience in the dermal aesthetic enhancement market or execute our business plan with respect to this market segment.

      The continued effectiveness, or persistence, of RESTYLANE(R) correlates directly with the physician's injection technique at the time of administration. We are prevented from conducting patient-based training of physicians in the U.S. until the FDA has approved RESTYLANE(R). Accordingly if immediately following the commercial launch of RESTYLANE(R) patients experience a lack of persistence due to non-optimal administration by physicians, future sales of RESTYLANE(R) could be adversely impacted.

WE COULD EXPERIENCE DIFFICULTIES IN OBTAINING SUPPLIES OF RESTYLANE(R), PERLANE(TM) AND RESTYLANE(R) FINE LINES.

      The manufacturing process to create bulk non-animal stabilized hyaluronic acid necessary to produce RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines is technically complex and requires significant lead-time. Any failure by us to accurately forecast demand for finished product could result in an interruption in the supply of RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines and a resulting decrease in sales of the products. In addition, because of the lead time associated with obtaining a supply of RESTYLANE(R) following FDA approval, we may not be in a position to immediately launch and sell products in the U.S.

      We depend exclusively on Q-Med for our supply of RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines. There are currently no alternative suppliers of these products. Q-Med has committed to supply RESTYLANE(R) to us under a perpetual license that is subject to customary conditions and our delivery of specified milestone payments. Q-Med manufactures RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines at its facility in Uppsala, Sweden. We cannot be certain that Q-Med will be able to meet our current or future supply requirements. Any impairment of Q-Med's manufacturing capacities could significantly affect our inventories and our supply of products available for sale.

IF Q-MED IS UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS WITH RESPECT TO OUR DERMAL AESTHETIC ENHANCEMENT PRODUCTS, OUR BUSINESS COULD SUFFER.

      RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines currently have patent protection in the U.S. until 2015 and the exclusivity period of the license granted to us by Q-Med ends when the last patent covering the products expires. If the validity or enforceability of these patents is challenged, the cost to our company could be significant and our business may be harmed. If any such challenge is successful, Q-Med may be unable to supply products to us, we may be unable to market, distribute and commercialize the products or it may no longer be profitable for us to do so.

WE DERIVE A MAJORITY OF OUR PRESCRIPTION VOLUME FROM OUR CORE BRANDED PRODUCTS, AND ANY FACTOR ADVERSELY AFFECTING THE PRESCRIPTION VOLUME RELATED TO THESE PRODUCTS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      We derive a majority of our prescription volume from our core branded products. We believe that the prescription volume of our core branded products will constitute the majority of our prescription volume for the foreseeable future. Accordingly, any factor adversely affecting our prescription volume related to our core products, individually or collectively, could harm our business, financial condition and results of operations. Many of our core branded products are subject to generic competition or may be in the near future. Each of our core branded products could be rendered obsolete or uneconomical by regulatory or competitive changes. Prescription volume related to our core branded products could also be adversely affected by other factors, including:

         -  manufacturing or supply interruptions;

         - the development of new competitive pharmaceuticals and technological advances to treat the conditions addressed by our core branded products;

         -  marketing or pricing actions by one or more of our competitors;

         - regulatory action by the FDA and other government regulatory agencies;

         - changes in the prescribing practices of dermatologists, pediatricians and/or podiatrists;

         - restrictions on travel affecting the ability of our sales force to market to prescribing physicians in person;

         - changes in the reimbursement or substitution policies of third-party payors or retail pharmacies;

         -  product liability claims; and

         - the outcome of disputes relating to trademarks, patents, license agreements and other rights.

OUR OPERATING RESULTS AND FINANCIAL CONDITION MAY FLUCTUATE.

      Our operating results and financial condition may fluctuate from quarter to quarter and year to year depending upon the relative timing of events or uncertainties which may arise. The following events or occurrences, among others, could cause fluctuations in our financial performance from period to period:

         - changes in the amount we spend to develop, acquire or license new products, technologies or businesses;

         - untimely contingent research and development payments under our third-party product development agreements;

         -  changes in the amount we spend to promote our products;

         - delays between our expenditures to acquire new products, technologies or businesses and the generation of revenues from those acquired products, technologies or businesses;

         - changes in treatment practices of physicians that currently prescribe our products;

         - changes in reimbursement policies of health plans and other similar health insurers, including changes that affect newly developed or newly acquired products;

         - increases in the cost of raw materials used to manufacture our products;

         - manufacturing and supply interruptions, including failure to comply with manufacturing specifications;

         -  development of new competitive products by others;

         -  the mix of products that we sell during any time period;

         -  our responses to price competition;

         -  expenditures as the result of legal actions;

         -  market acceptance of our products;

         - the impairment and write-down of goodwill or other intangible assets;

         - implementation of new or revised accounting or tax rules or policies;

         -  disposition of non-core products, technologies and other rights;

         - termination or expiration of, or the outcome of disputes relating to, trademarks, patents, license agreements and other rights;

         - increases in insurance rates for existing products and the cost of insurance for new products;

         - general economic and industry conditions, including changes in interest rates affecting returns on cash balances and investments, that affect customer demand;

         -  seasonality of demand for our products;

         -  our level of research and development activities; and

         - the election to expense stock options, if approved by our board of directors.

WE DEPEND UPON OUR KEY PERSONNEL AND OUR ABILITY TO ATTRACT, TRAIN AND RETAIN EMPLOYEES.

      Our success depends significantly on the continued individual and collective contributions of our senior management team. We have not entered into employment agreements with any of our key managers, with the exception of our Chairman and Chief Executive Officer. The loss of the services of any member of our senior management or the inability to hire and retain experienced management personnel could harm our operating results. In addition, our future success depends on our ability to hire, train and retain skilled employees. Competition for these employees is intense.

WE MAY NOT BE ABLE TO IDENTIFY AND ACQUIRE PRODUCTS, TECHNOLOGIES AND BUSINESSES ON ACCEPTABLE TERMS, IF AT ALL, WHICH MAY CONSTRAIN OUR GROWTH.

      Our strategy for continued growth includes the acquisition of products, technologies and businesses. These acquisitions could involve acquiring other pharmaceutical companies' assets, products or technologies. In addition, we may seek to obtain licenses or other rights to develop, manufacture and distribute products. We cannot be certain that we will be able to identify suitable acquisition or licensing candidates or if any will be available on acceptable terms. Other pharmaceutical companies, with greater financial, marketing and sales resources than we have, have also tried to grow through similar acquisition and licensing strategies. Because of their greater resources, our competitors may be able to offer better terms for an acquisition or license than we can offer, or they may be able to demonstrate a greater ability to market licensed products.

OUR CONTINUED GROWTH DEPENDS UPON OUR ABILITY TO DEVELOP NEW PRODUCTS.

      We have internally developed potential pharmaceutical compounds and agents. We also have acquired the rights to certain potential compounds and agents in various stages of development. We currently have a variety of new products in various stages of research and development and are working on possible improvements, extensions and reformulations of some existing products. These research and development activities, as well as the clinical testing and regulatory approval process, which must be completed before commercial quantities of these products can be sold, will require significant commitments of personnel and financial resources. Due to the limited financial resources available for research and development, we cannot assure you that we will be able to develop a product or technology in a timely manner, or at all. Delays in the research, development, testing or approval processes will cause a corresponding delay in revenue generation from those products. Regardless of whether these products are ever released to the market, the expense of such processes will have already been incurred.

      We reevaluate our research and development efforts regularly to assess whether our efforts to develop a particular product or technology are progressing at a rate that justifies our continued expenditures. On the basis of these reevaluations, we have abandoned in the past, and may abandon in the future, our efforts on a particular product or technology. We cannot assure you that any product we are researching or developing will ever be successfully released to the market. If we fail to take a product or technology from the development stage to market on a timely basis, we may incur significant expenses without a near-term financial return.

      We have in the past, and may in the future, supplement our internal research and development by entering into research and development agreements with other pharmaceutical companies. We may, upon entering into such agreements, be required to make significant upfront payments to fund the project. We cannot be sure, however, that we will be able to locate adequate research partners or that supplemental research will be available on terms acceptable to us in the future. If we are unable to enter into additional research partnership arrangements, we may incur additional costs to continue research and development internally or abandon certain projects. Even if we are able to enter into collaborations, we cannot assure you that these arrangements will result in successful product development or commercialization.

WE DEPEND ON LICENSES FROM OTHERS, AND ANY LOSS OF SUCH LICENSES COULD HARM OUR BUSINESS, MARKET SHARE AND PROFITABILITY.

      We have acquired the rights to manufacture, use and/or market certain products, including certain of our core products. We also expect to continue to obtain licenses for other products and technologies in the future. Our license agreements generally require us to develop a market for the licensed products. If we do not develop these markets, the licensors may be entitled to terminate these license agreements.

      We cannot be certain that we will fulfill all of our obligations under any particular license agreement for any variety of reasons, including insufficient resources to adequately develop and market a product, and lack of market development despite our diligence and lack of product acceptance. Our failure to fulfill our obligations could result in the loss of our rights under a license agreement.

      Our inability to continue the distribution of any particular licensed product could harm our business, market share and profitability. Also, certain products we license are used in connection with other products we own or license. A loss of a license in such circumstances could materially harm our ability to market and distribute these other products.

      Our growth and acquisition strategy depends upon the successful integration of licensed products with our existing products. Therefore, any loss, limitation or flaw in a licensed product could impair our ability to market and sell our products, delay new product development and introduction, and/or harm our reputation. These problems, individually or together, could harm our business and results of operation.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS, AND IF WE LOSE ANY OF THEM, OUR BUSINESS COULD BE HARMED.

      Our customers include some of the nation's leading wholesale pharmaceutical distributors, such as AmerisourceBergen Corporation, Cardinal Health, Inc., McKesson Corporation, Quality King Distributors, and major drug chains. During fiscal year 2002, Quality King, Cardinal Health, McKesson and AmerisourceBergen accounted for 26.7%, 22.4%, 19.4% and 11.1%, respectively, of our net revenues. The loss of any of these customers' accounts or a reduction in their purchases could harm our business, financial condition or results of operations. In addition, we may face pricing pressure from our larger customers.

      The distribution network for pharmaceutical products has, in recent years, been subject to increasing consolidation. As a result, a few large wholesale distributors control a significant share of the market. In addition, the number of independent drug stores and small chains has decreased as retail consolidation has occurred. Further consolidation among, or any financial difficulties of, distributors or retailers could result in the combination or elimination of warehouses which may result in product returns to our company, cause a reduction in the inventory levels of distributors and retailers, or otherwise result in reductions in purchases of our products, any of which could harm our business, financial condition and results of operations.

WE RELY ON OTHERS TO MANUFACTURE OUR PRODUCTS.

      Currently, we outsource all of our product manufacturing needs and do not manufacture any of our products. Typically, our manufacturing contracts are short-term. We are dependent upon renewing agreements with our existing manufacturers or finding replacement manufacturers to satisfy our requirements. As a result, we cannot be certain that manufacturing sources will continue to be available or that we can continue to outsource the manufacturing of our products on reasonable or acceptable terms.

      The underlying cost to us for manufacturing our products is established in our agreements with these outside manufacturers. Because of the short-term nature of these agreements, our expenses for manufacturing are not fixed and could change from contract to contract. If the cost of production increases, our gross margins could be negatively affected.

      In addition, we rely on outside suppliers to provide us with an adequate and reliable supply of our products on a timely basis. Any loss of a supplier or any difficulties that arise in the supply chain could significantly affect our inventories and supply of products available for sale. In some cases, we do not have alternative sources of supply for our products. In the event our primary suppliers are unable to fulfill our requirements for any reason, it could reduce our sales, margins
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

and market share, as well as harm our overall business and financial results. If we are unable to supply sufficient amounts of our products on a timely basis, our revenues and market share could decrease and, correspondingly, our profitability could decrease.

      Under several exclusive supply agreements, with certain exceptions, we must purchase most of our product supply from specific manufacturers. If any of these exclusive manufacturer or supplier relationships were terminated, we would be forced to find a replacement manufacturer or supplier. The FDA requires that all manufacturers used by pharmaceutical companies comply with the FDA's regulations, including the current Good Manufacturing Practices, or cGMP, regulations applicable to manufacturing processes. The cGMP validation of a new facility and the approval of that manufacturer for a new drug product may take a year or more before manufacture can begin at the facility. Delays in obtaining FDA validation of a replacement manufacturing facility could cause an interruption in the supply of our products. Although we have business interruption insurance covering the loss of income for up to 12 months, which may mitigate the harm to us from the interruption of the manufacturing or selling of our largest selling products caused by certain events, the loss of a manufacturer could still cause a significant reduction in our sales, margins and market share, as well as harm our overall business and financial results.

OUR RELIANCE ON THIRD-PARTY MANUFACTURERS AND SUPPLIERS CAN BE DISRUPTIVE TO OUR INVENTORY SUPPLY.

      We and the manufacturers of our products rely on suppliers of raw materials used in the production of our products. Some of these materials are available from only one source and others may become available from only one source. Any disruption in the supply of raw materials or an increase in the cost of raw materials to our manufacturers could have a significant effect on their ability to supply us with our products.

      We try to maintain inventory levels that are no greater than necessary to meet our current projections. Any interruption in the supply of finished products could hinder our ability to timely distribute finished products. If we are unable to obtain adequate product supplies to satisfy our customers' orders, we may lose those orders and our customers may cancel other orders and stock and sell competing products. This in turn could cause a loss of our market share and reduce our revenues.

WE CANNOT BE CERTAIN THAT SUPPLY INTERRUPTIONS WILL NOT OCCUR OR THAT OUR INVENTORY WILL ALWAYS BE ADEQUATE.

      Numerous factors could cause interruptions in the supply of our finished products including:

         - timing, scheduling and prioritization of production by our contract manufacturers;

         -  labor interruptions;

         -  changes in our sources for manufacturing;

         -  the timing and delivery of domestic and international shipments;

         - our failure to locate and obtain replacement manufacturers as needed on a timely basis; and

         -  conditions affecting the cost and availability of raw materials.

FLUCTUATIONS IN DEMAND FOR OUR PRODUCTS CREATE INVENTORY MAINTENANCE UNCERTAINTIES.

      We typically experience greater revenues and, correspondingly, greater income during the last month of each fiscal quarter. We attempt to match our expenditures for inventory with these historical fluctuations in demand. However, if these demand patterns change or we experience even a short delay in delivery of inventory, revenue could be deferred or even lost if products are unavailable to meet peak demand. A deferral of revenue to a later period, or the loss of revenue completely, could cause significant period to period fluctuations in our operating results, as a significant portion of our operating expenses are fixed in the short term. These fluctuations could result in our not meeting earnings expectations or result in operating losses for a particular period.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MANAGE OUR GROWTH.

      We recently experienced a period of rapid growth from both acquisitions and internal expansion of our operations. This growth has placed significant demands on our human and financial resources. We must continue to improve our operational, financial and management information controls and systems and effectively motivate, train and manage our employees to properly manage this growth. Even if these steps are taken, we cannot be sure that our recent acquisitions will be assimilated successfully into our business operations. If we do not manage this growth effectively, maintain the quality of our products despite the demands on our resources and retain key personnel, our business could be harmed.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS, OUR BUSINESS COULD SUFFER.

      We believe that the protection of our trademarks and service marks is an important factor in product recognition and in our ability to maintain or increase market share. If we do not adequately protect our rights in our various trademarks and service marks from infringement, their value to us could be lost or diminished. If the marks we use are found to infringe upon the trademark or service mark of another company, we could be forced to stop using those marks and, as a result, we could lose the value of those marks and could be liable for damages caused by an infringement.

      The patents and patent applications in which we have an interest may be challenged as to their validity or enforceability. Challenges may result in potentially significant harm to our business. The cost of responding to these challenges and the inherent costs to defend the validity of our patents, including the prosecution of infringements and the related litigation, could be substantial. Such litigation also could require a substantial commitment of our management's time.

      We are pursuing several U.S. patent applications, although we cannot be sure that any of these patents will ever be issued. We also have acquired rights under certain patents and patent applications in connection with our licenses to distribute products and by assignment of rights to patents and patent applications from certain of our consultants and officers. These patents and patent applications may be subject to claims of rights by third parties. If there are conflicting claims to the same patent or patent application, we may not prevail and, even if we do have some rights in a patent or application, those rights may not be sufficient for the marketing and distribution of products covered by the patent or patent application.

      The ownership of a patent or an interest in a patent does not always provide significant protection. Others may independently develop similar technologies or design around the patented aspects of our technology. We only conduct patent searches to determine whether our products infringe upon any existing patents when we think such searches are appropriate. As a result, the products and technologies we currently market, and those we may market in the future, may infringe on patents and other rights owned by others. If we are unsuccessful in any challenge to the marketing and sale of our products or technologies, we may be required to license the disputed rights, if the holder of those rights is willing, or to cease marketing the challenged products, or to modify our products to avoid infringing upon those rights. A claim or finding of infringement regarding one of our products could harm our business, financial condition and results of operations. The costs of responding to infringement claims could be substantial and could require a substantial commitment of our management's time.

      The expiration of patents may expose our products to additional competition. For example, our patent covering BUPHENYL(R) expires in 2004.

      We also rely upon trade secrets, unpatented proprietary know-how and continuing technological innovation in developing and manufacturing many of our core products. We require all of our employees, consultants and advisors to enter into confidentiality agreements prohibiting them from taking or disclosing our proprietary information and technology. Nevertheless, these agreements may not provide meaningful protection for our trade secrets and proprietary know-how if they are used or disclosed. Despite all of the precautions we may take, people who are not parties to confidentiality agreements may obtain access to our trade secrets or know-how. In addition, others may independently develop similar or equivalent trade secrets or know-how.

IF WE BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS, OUR EARNINGS AND FINANCIAL CONDITION COULD SUFFER.

      We are exposed to risks of product liability claims from allegations that our products resulted in adverse effects to the patient or others. These risks exist even with respect to those products that are approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA.

      In addition to our desire to reduce the scope of our potential exposure to these types of claims, many of our customers require us to maintain product liability insurance as a condition of conducting business with us. We currently carry product liability insurance in the amount of $50 million per claim and $50 million in the aggregate on a claims-made basis. Nevertheless, this insurance may not be sufficient to cover all claims made against us. We also cannot be certain that our current coverage will continue to be available in the future on reasonable terms, if at all. If we are liable for any product liability claims in excess of our coverage or outside of our coverage, the cost and expense of such liability could cause our earnings and financial condition to suffer.

      We selectively outsource certain non-sales and non-marketing services, and cannot assure you that we will be able to obtain adequate supplies of such services on acceptable terms.

      To enable us to focus on our core marketing and sales activities, we selectively outsource certain non-sales and non-marketing functions, such as laboratory research, manufacturing and warehousing. As we expand our activities in these areas, additional financial resources are expected to be utilized. We typically do not enter into long-term manufacturing contracts with third party manufacturers. Whether or not such contracts exist, we cannot assure you that we will be able to obtain adequate supplies of such services or products in a timely fashion, on acceptable terms, or at all.

                         RISKS RELATED TO OUR INDUSTRY

THE GROWTH OF MANAGED CARE ORGANIZATIONS, OTHER THIRD PARTY REIMBURSEMENT POLICIES, STATE REGULATORY AGENCIES AND RETAILER FULFILLMENT POLICIES MAY HARM OUR PRICING, WHICH MAY REDUCE OUR MARKET SHARE AND MARGINS.

      Our operating results and business success depend in large part on the availability of adequate third party payor reimbursement to patients for our prescription-brand products. These third party payors include government entities such as Medicaid, private health insurers and managed care organizations. Because of the size of the patient population covered by managed care organizations, marketing of prescription drugs to them and the pharmacy benefit managers that serve many of these organizations has become important to our business.

      Managed care organizations and other third party payors try to negotiate the pricing of medical services and products to control their costs. Managed care organizations and pharmacy benefit managers typically develop formularies to reduce their cost for medications. Formularies can be based on the prices and therapeutic benefits of the available products. Due to their lower costs, generic products are often favored. The breadth of the products covered by formularies varies considerably from one managed care organization to another, and many formularies include alternative and competitive products for treatment of particular medical conditions. Exclusion of a product from a formulary can lead to its sharply reduced usage in the managed care organization patient population. Payment or reimbursement of only a portion of the cost of our prescription products could make our products less attractive, from a net-cost perspective, to patients, suppliers and prescribing physicians. We cannot be certain that the reimbursement policies of these entities will be adequate for our branded pharmaceutical products to compete on a price basis. If our products are not included within an adequate number of formularies or adequate reimbursement levels are not provided, or if those policies increasingly favor generic products, our market share and gross margins could be harmed, as could our overall business and financial condition.

      Some of our products are not of a type generally eligible for reimbursement. It is possible that products manufactured by others could address the same effects as our products and be subject to reimbursement. If this were the case, some of our products may be unable to compete on a price basis. In addition, decisions by state regulatory agencies, including state pharmacy boards, and/or retail pharmacies may require substitution of generic for branded products, may prefer competitors' products over our own, and may impair our pricing and thereby constrain our market share and growth.

      Managed care initiatives to control costs have influenced primary-care physicians to refer fewer patients to dermatologists and other specialists. Further reductions in these referrals could reduce the size of our potential market and harm our business, financial condition and results of operation.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION.

      Pharmaceutical companies are subject to significant regulation by a number of national, state and local agencies. The FDA has jurisdiction over all of our business and administers requirements covering testing, manufacturing, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. In addition, the FTC and state and local authorities regulate the advertising of over-the-counter drugs and cosmetics. Failure to comply with applicable regulatory requirements could, among other things, result in:

         -  fines;

         -  changes to advertising;

         -  suspensions of regulatory approvals of products;

         -  product recalls;

         -  delays in product distribution, marketing and sale; and

         -  civil or criminal sanctions.

      Our prescription and over-the-counter products receive FDA review regarding their safety and effectiveness. However, the FDA is permitted to revisit and change its prior determinations. We cannot be sure that the FDA will not change its position with regard to the safety or effectiveness of our products. If the FDA's position changes, we may be required to change our labeling or formulations or cease to manufacture and market the challenged products. Even prior to any formal regulatory action, we could voluntarily decide to cease distribution and sale or recall any of our products if concerns about the safety or effectiveness develop.

      Before marketing any drug that is considered a "new drug" by the FDA, the FDA must provide its approval of the product. All products which are considered drugs which are not "new drugs" and that generally are recognized by the FDA as safe and effective for use do not require the FDA's approval. We believe that some of our products, as they are promoted and intended for use, are exempt from treatment as "new drugs' and are not subject to approval by the FDA. The FDA, however, could take a contrary position and we could be required to seek FDA approval of those products and the marketing of those products. We could also be required to withdraw those products from the market.

OBTAINING FDA AND OTHER REGULATORY APPROVALS IS TIME CONSUMING AND EXPENSIVE.

      The process of obtaining FDA and other regulatory approvals is time consuming and expensive. Clinical trials are required and the marketing and manufacturing of pharmaceutical products are subject to rigorous testing procedures. We may not be able to obtain FDA approval to conduct clinical trials or to manufacture or market any of the products we develop, acquire or license (including RESTYLANE(R)) on a timely basis or at all. Moreover, the costs to obtain approvals could be considerable and the failure to obtain or delays in obtaining an approval could significantly harm our business performance and financial results. Even if pre-marketing approval from the FDA is received, the FDA is authorized to impose post-marketing requirements such as:

         - testing and surveillance to monitor the product and its continued compliance with regulatory requirements;

         - submitting products for inspection and, if any inspection reveals that the product is not in compliance, prohibiting the sale of all products from the same lot;

         -  suspending manufacturing;

         -  switching status from prescription to over-the-counter drug;

         -  recalling products; and

         -  withdrawing marketing clearance.

      In their regulation of advertising, the FDA and FTC from time to time issue correspondence to pharmaceutical companies alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA has the power to impose a wide array of sanctions on companies for such advertising practices, and the receipt of correspondence from the FDA alleging these practices could result in the following:

         - incurring substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA's requirements;

         -  changes in the methods of marketing and selling products;

         - taking FDA-mandated corrective action, which may include placing advertisements or sending letters to physicians rescinding previous advertisements or promotion; and

         - disruption in the distribution of products and loss of sales until compliance with the FDA's position is obtained.

      In recent years, various legislative proposals have been offered in Congress and in some state legislatures that include major changes in the health care system. These proposals have included price or patient reimbursement constraints on medicines, restrictions on access to certain products and mandatory substitution of generic for branded products. We cannot predict the outcome of such initiatives, and it is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting us.

WE FACE SIGNIFICANT COMPETITION WITHIN OUR INDUSTRY.

      The pharmaceutical industry is highly competitive. Competition in our industry occurs on a variety of fronts, including:

         -  developing and bringing new products to market before others;

         -  developing new technologies to improve existing products;

         - developing new products to provide the same benefits as existing products at less cost; and

         - developing new products to provide benefits superior to those of existing products.

      Many of our competitors are large, well-established companies in the fields of pharmaceuticals, chemicals, cosmetics and health care. Our competitors include Aventis, Bristol-Myers Squibb, Elan, Galderma, GlaxoSmithKline, ICN Pharmaceuticals, Johnson & Johnson, Pfizer, Schering-Plough, Wyeth and others. Many of these companies have greater resources than we do to devote to marketing, sales, research and development and acquisitions. As a result, they have a greater ability to undertake more extensive research and development, marketing and pricing policy programs. It is possible that our competitors may develop new or improved products to treat the same conditions as our products or make technological advances reducing their cost of production so that they may engage in price competition through aggressive pricing policies to secure a greater market share to our detriment. These competitors also may develop products which make our current or future products obsolete. Any of these events could significantly harm our business and financial results, including reducing our market share and gross margins.

      We sell and distribute both prescription brands and over-the-counter products. Each of these products competes with products produced by others to treat the same conditions. Several of our prescription products compete with generic pharmaceuticals, which claim to offer equivalent benefits at a lower cost. In some cases, insurers and other health care payment organizations try to encourage the use of these less expensive generic brands through their prescription benefits coverage and reimbursement policies. These organizations may make the generic alternative more attractive to the patient by providing different amounts of reimbursement so that the net cost of the generic product to the patient is less than the net cost of our prescription brand product. Aggressive pricing policies by our generic product competitors and the prescription benefits policies of third party payors could cause us to lose market share or force us to reduce our gross margins in response.

                         RISKS RELATED TO THE NEW NOTES

WE MAY NOT BE ABLE TO REPURCHASE THE NEW NOTES WHEN REQUIRED TO.

      On June 4, 2008, 2013 and 2018 or upon the occurrence of a change in control, holders of the New Notes may require us to offer to repurchase their New Notes for cash. We may not have sufficient funds at the time of any such events to make the required repurchases.

      The source of funds for any repurchase required as a result of any such events will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any such events to make any required repurchases of the New Notes tendered. Furthermore, the use of available cash to fund the repurchase of the New Notes may impair our ability to obtain additional financing in the future.

YOU SHOULD CONSIDER THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING NEW
NOTES.

      We intend to treat the New Notes as contingent payment debt instruments for U.S. federal income tax purposes. As a result of this treatment, if you acquire a New Note, you will be required to include amounts in income, as ordinary income, in advance of the receipt of cash or other property attributable to them. For example, the amount of interest income you are required to include each year will exceed the stated interest that is payable on the New Notes each year. You will recognize gain or loss on a sale, purchase by us at your option, exchange, conversion or redemption of a New Note in an amount equal to the difference between the amount realized on the sale, purchase by us at your option, exchange, conversion or redemption, including the fair market value of any of our common stock received upon conversion, and your adjusted tax basis in the New Note. Any gain you recognize generally will be ordinary interest income; any loss will be ordinary loss to the extent of interest on the New Notes previously included in income and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower rate, should not have recognized ordinary income upon conversion and should have recognized capital gain or loss, rather than ordinary income or loss upon a taxable disposition of the New Notes. See "Material United States Federal Income Tax Considerations."

WE EXPECT THAT THE TRADING VALUE OF THE NEW NOTES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR CLASS A COMMON STOCK AND OTHER FACTORS.

      The market price of the New Notes is expected to be significantly affected by the market price of our Class A common stock. This may result in greater volatility in the trading value of the New Notes than would be expected for nonconvertible debt securities. In addition, the New Notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our Class A common stock into which a New Note would otherwise be convertible. These features could adversely affect the value and the trading prices for the New Notes.

WE MAY BE UNABLE TO RAISE ADDITIONAL FINANCING NECESSARY TO CONDUCT OUR BUSINESS, MAKE PAYMENTS WHEN DUE OR REFINANCE OUR DEBT.

      We may need to raise additional funds in the future in order to implement our business plan, to refinance our debt or to acquire complementary businesses or products. Any required additional financing may be unavailable on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, holders of our Class A common stock may experience significant dilution of their ownership interest and these securities may have rights senior to those of the holders of our Class A common stock.

OUR INDEBTEDNESS AND INTEREST EXPENSE WILL LIMIT OUR CASH FLOW AND COULD ADVERSELY AFFECT OUR OPERATIONS AND OUR ABILITY TO MAKE FULL PAYMENT ON YOUR NEW NOTES.

      Upon consummation of the exchange offer contemplated hereby, we will have an increased level of debt. Our indebtedness poses risks to our business, including the risks that:

         - we could use a substantial portion of our consolidated cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions, product development and other general corporate purposes;

         - insufficient cash flow from operations may force us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us; and

         - our level of indebtedness may make us vulnerable to economic or industry downturns.

THE NEW NOTES ARE UNSECURED OBLIGATIONS OF OUR COMPANY AND WILL BE EFFECTIVELY SUBORDINATED TO ANY PRESENT OR FUTURE OBLIGATIONS TO SECURED CREDITORS AND LIABILITIES OF OUR SUBSIDIARIES.

      The New Notes are unsecured obligations of our company and will be effectively subordinated to any present or future secured debt. In the event of our insolvency, the assets securing any future secured facilities would be available to satisfy the claims of our secured lenders prior to any application of those assets to payment of other creditors, including the holders of the New Notes. In addition, the Old Notes are, and the New Notes will be, structurally subordinated to all liabilities of our subsidiaries. Further, the Indenture governing the New Notes does not limit the incurrence of senior debt or the incurrence of other debt and liabilities by us or our subsidiaries. The incurrence of additional debt and other liabilities could impede our ability to pay obligations on our New Notes.

                   RISKS RELATED TO OUR CLASS A COMMON STOCK

THE PRICE OF OUR CLASS A COMMON STOCK HAS FLUCTUATED SIGNIFICANTLY DURING THE PAST SEVERAL YEARS AND MAY FLUCTUATE SIGNIFICANTLY IN THE FUTURE, WHICH MAY MAKE IT DIFFICULT FOR YOU TO RESELL THE NEW NOTES OR THE SHARES OF OUR CLASS A COMMON STOCK INTO WHICH THE NEW NOTES MAY BE CONVERTED AT PRICES YOU FIND ATTRACTIVE.

      Our Class A common stock is traded on the NYSE and has experienced and may continue to experience significant price and volume fluctuations that could adversely affect the market price of our Class A common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in financial results, earnings below analysts' estimates and financial performance and other activities of other publicly traded companies in the pharmaceutical and dermatological product industries could cause the price of our Class A common stock to fluctuate substantially. The price of the New Notes may be significantly affected by changes in the price of our Class A common stock. Any similar fluctuations in the future could adversely affect the market price of our Class A common stock. See "Price Range of Class A Common Stock and Old Notes."

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR CLASS A COMMON STOCK PRICE.

      As of June 30, 2003, an aggregate of 6,390,596 shares of our Class A common stock were issuable upon exercise of outstanding stock options under our stock option plans, and an additional 2,835,224 shares of our Class A common stock were reserved for the issuance of additional options and shares under these plans.

      Future sales of our Class A common stock and instruments convertible or exchangeable into our Class A common stock and transactions involving equity derivatives relating to our Class A common stock, or the perception that such sales or transactions could occur, could adversely affect the market price of our Class A common stock. This could, in turn, have an adverse effect on the trading price of the New Notes resulting from, among other things, a delay in the ability of holders to convert their New Notes into our Class A common stock.

OUR CHARTER PROVISIONS, RIGHTS PLAN, STOCK OPTION VESTING, EMPLOYMENT AGREEMENT AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS.

      Our certificate of incorporation and bylaws authorize the board of directors to designate and issue, without stockholder approval, preferred stock with voting, conversion and other rights and preferences that could differentially and adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. Moreover, we have granted a dividend of one preference stock purchase right on each outstanding share of our Class A common stock and Class B common stock. Under certain circumstances, after a person has acquired beneficial ownership of a certain percentage of our common stock, each right will entitle the holder to purchase, at the right's then-current exercise price, stock of our company or our successor at a discount. In addition, certain provisions of Delaware law applicable to our company and certain provisions of our certificate of incorporation and bylaws could also delay or make more difficult a merger, tender offer or proxy contest involving our company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. Our senior management is entitled to certain payments upon a change in control. All of our stock option plans provide for the acceleration of vesting in the event of a change in control in our company.

      The possible issuance of preferred stock, the rights granted to stockholders under our rights plan, Delaware law, provisions of our certificate of incorporation and bylaws and our stock option plans and change of control payments could each have the effect of delaying, deferring or preventing a change in control of our company, including, without limitation, discouraging a proxy contest, making more difficult the acquisition of a substantial block of our common stock and limiting the price that investors might in the future be willing to pay for shares of our common stock. Under certain circumstances, our obligations in a change of control may require us to make payments that would constitute excess parachute payments under the Internal Revenue Code of 1986, as amended. In the event that we were required to make payments constituting excess parachute payments, these payments would not be tax deductible for us. See "Description of Capital Stock."

                                USE OF PROCEEDS

      We will not receive any cash proceeds from the exchange offer. All Old Notes that are properly tendered and not withdrawn in the exchange offer will be retired and cancelled.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                     NINE
                                                                                    MONTHS
                                                                                     ENDED
                                                 FISCAL YEAR ENDED JUNE 30,        MARCH 31,
                                            ------------------------------------   ---------
                                            1998   1999    2000    2001    2002      2003
                                            ----   -----   -----   -----   -----   ---------
Ratios of earnings to fixed charges.......  5.3x   26.9x   21.0x   22.2x   27.6x     6.4x

      For purposes of computing the ratios of earnings to fixed charges, earnings represent pre-tax income from continuing operations plus fixed charges. Fixed charges represent interest expense and the portion of rents representative of interest related to continuing operations.

                              BOOK VALUE PER SHARE

      At March 31, 2003, our book value per share was $16.28.

               PRICE RANGE OF CLASS A COMMON STOCK AND OLD NOTES

      Our Class A common stock currently trades on the NYSE under the symbol "MRX". The closing sale price of our Class A common stock on the NYSE on July 15, 2003 was $57.00 per share. The last reported price per $1,000 in principal amount of Old Notes on The Portal(SM) Market of the National Association of Securities Dealers, Inc. on July 15, 2003 was $1,172.50. As of June 30, 2003, there were 27,238,123 shares of Class A common stock issued and outstanding and there was $400,000,000 in principal amount of the Old Notes outstanding.

OUR CLASS A COMMON STOCK

      The following table sets forth the high and low sale prices per share of our Class A common stock on the NYSE for the periods indicated. For current price information, you should consult publicly available sources.

                                                              HIGH     LOW
                                                             ------   ------
FISCAL 2002
  First Quarter............................................  $54.95   $41.80
  Second Quarter...........................................   64.60    48.60
  Third Quarter............................................   64.59    52.40
  Fourth Quarter...........................................   55.75    40.27
FISCAL 2003
  First Quarter............................................  $47.40   $33.85
  Second Quarter...........................................   50.14    37.95
  Third Quarter............................................   56.60    45.21
  Fourth Quarter...........................................   61.88    50.28
FISCAL 2004
  First Quarter (through July 15, 2003)....................  $58.00   $54.71

OUR OLD NOTES

      The following table sets forth the high and low sale prices paid for the Old Notes for the periods indicated. For current price information, you should consult publicly available sources.

                                                         HIGH         LOW
                                                       ---------   ---------
FISCAL 2002
  Fourth Quarter.....................................  $1,017.50   $  946.50
FISCAL 2003
  First Quarter......................................  $1,029.20   $  873.80
  Second Quarter.....................................   1,120.30      953.30
  Third Quarter......................................   1,201.70    1,078.80
  Fourth Quarter.....................................   1,243.90    1,142.10
FISCAL 2004
  First Quarter (through July 15, 2003)..............  $1,186.20   $1,160.30

                                DIVIDEND POLICY

      On June 12, 2003, we declared a quarter-end cash dividend of $0.05 per issued and outstanding share of common stock payable on July 31, 2003 to our stockholders of record at the close of business on July 1, 2003. However, we have not adopted a dividend policy. Any future determinations to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that our board of directors deems relevant.

                                 CAPITALIZATION

      The following table sets forth our (i) cash, cash equivalents and short-term investments and (ii) capitalization, in each case as of March 31, 2003 and as adjusted to give effect to the exchange offer, assuming all Old Notes are exchanged for New Notes. You should read this table in conjunction with the selected consolidated financial data provided on page 33 of this prospectus, our financial statements and accompanying notes included in our 2002 Annual Report on Form 10-K, the management's discussion and analysis and results of operations section included in our 2002 Annual Report on Form 10-K and the consolidated financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, all incorporated into this prospectus by reference.

                                                               AS OF MARCH 31, 2003
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                              (DOLLARS IN THOUSANDS)
CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS...........  $ 538,568    $ 538,568
                                                              =========    =========
LONG-TERM DEBT OBLIGATIONS:
  2.5% Contingent Convertible Senior Notes Due 2032.........  $ 400,000    $      --
  1.5% Contingent Convertible Senior Notes Due 2033.........         --    $ 492,000
                                                              ---------    ---------
STOCKHOLDERS' EQUITY:.......................................                      --
  Preferred Stock, $0.01 par value; shares authorized:
     5,000,000; no shares issued............................         --           --
  Class A Common Stock, $0.014 par value; shares authorized:
     50,000,000; issued and outstanding: 31,112,439.........        436          436
  Class B Common Stock, $0.014 par value; shares authorized:
     1,000,000; issued and outstanding: 379,016.............          5            5
  Additional paid-in capital................................    440,059      440,059
  Accumulated other comprehensive income....................      1,935        1,935
  Deferred compensation.....................................     (1,855)      (1,855)
  Accumulated earnings(a)...................................    192,328      115,463
  Treasury stock, at cost; 4,340,734 shares actual..........   (190,908)    (190,908)
                                                              ---------    ---------
     Total stockholders' equity.............................    442,000      365,135
                                                              ---------    ---------
     Total capitalization...................................  $ 842,000    $ 857,135
                                                              =========    =========

---------------
(a) Included in the "as adjusted" accumulated earnings is a special charge which we will incur in the first quarter of fiscal 2004 equal to the par value of the New Notes exchanged in excess of the par value of the Old Notes, plus the unamortized debt issuance costs related to the Old Notes, net of taxes.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

      The following selected consolidated financial data for the fiscal years ended June 30, 1998, 1999, 2000, 2001 and 2002 are derived from our audited financial statements and accompanying notes. The selected consolidated financial data for the nine-month periods ended March 31, 2002 and 2003 and the selected consolidated balance sheet data as of March 31, 2002 and 2003 are unaudited. You should read the selected financial data set forth below in conjunction with our financial statements and accompanying notes included in our 2002 Annual Report on Form 10-K, the management's discussion and results of operations sections included in our 2002 Annual Report on Form 10-K, and the consolidated financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, all incorporated into this prospectus by reference. Results for the nine months ended March 31, 2003 are not necessarily representative of results for our fiscal year ending June 30, 2003.

                                                                                                      NINE MONTHS ENDED
                                                           FISCAL YEAR ENDED JUNE 30,                     MARCH 31,
                                              ----------------------------------------------------   -------------------
                                                1998       1999       2000       2001       2002       2002       2003
                                              --------   --------   --------   --------   --------   --------   --------
STATEMENTS OF OPERATIONS DATA:
Net revenues................................  $ 77,571   $116,871   $139,099   $167,802   $212,807   $155,179   $180,834
Gross profit................................    63,592     95,236    113,187    137,105    177,042    129,114    153,255
Operating expenses:
  Selling, general and administrative.......    27,424     38,219     45,404     59,508     77,314     57,488     67,740
  Research and development expenses.........     2,885      3,396      4,903     25,515(a)   15,132(b)    5,220   21,352(c)
  Depreciation and amortization.............     2,903      5,810      7,374      8,261      7,928      5,892      6,746
  In-process research and development.......    35,400      9,500         --         --      6,217      6,217         --
                                              --------   --------   --------   --------   --------   --------   --------
Total operating expenses....................    68,612     56,925     57,681     93,284    106,591     74,817     95,838
                                              --------   --------   --------   --------   --------   --------   --------
Operating (loss) income.....................    (5,020)    38,311     55,506     43,821     70,451     54,297     57,417
Other:
  Gain on sale of assets....................        --     17,650         --         --         --         --         --
  Interest income, net......................     7,037      9,678     11,876     15,504      8,533      7,168        129
  Income tax expense........................   (14,424)   (24,202)   (24,388)   (18,905)   (28,960)   (23,178)   (20,141)
                                              --------   --------   --------   --------   --------   --------   --------
Net (loss) income...........................  $(12,407)  $ 41,437   $ 42,994   $ 40,420   $ 50,024   $ 38,287   $ 37,405
                                              ========   ========   ========   ========   ========   ========   ========
Basic net (loss) income per common share....  $  (0.51)  $   1.46   $   1.48   $   1.34   $   1.65   $   1.26   $   1.38
                                              ========   ========   ========   ========   ========   ========   ========
Diluted net (loss) income per common share..  $  (0.51)  $   1.41   $   1.41   $   1.28   $   1.59   $   1.21   $   1.33
                                              ========   ========   ========   ========   ========   ========   ========
Number of shares used in computing basic net
  income (loss) per common share............    24,102     28,414     29,029     30,134     30,268     30,423     27,194
                                              ========   ========   ========   ========   ========   ========   ========
Number of shares used in computing diluted
  net income (loss) per common share........    24,102     29,462     30,499     31,694     31,405     31,636     28,136
                                              ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and short term
  investments...............................  $237,921   $237,304   $285,737   $334,157   $577,576   $310,598   $538,568
Accounts receivable, net....................    18,900     31,583     33,164     36,841     45,054     48,869     50,579
Inventories, net............................     9,208      7,273     10,002      8,750     11,955     10,983     11,835
Other current assets........................    12,101     59,432     22,385     19,131     23,888     26,258     25,393
                                              --------   --------   --------   --------   --------   --------   --------
  Total current assets......................   278,130    335,592    351,288    398,879    658,473    396,708    626,375
Property and equipment, net.................     1,344      1,705      1,759      1,964      2,605      2,339      2,572
Intangible assets, net......................    71,283    128,976    141,182    147,277    197,845    178,785    279,879
Other assets................................     1,593      1,237      1,111        576     17,350     16,269     10,644
                                              --------   --------   --------   --------   --------   --------   --------
  Total assets..............................  $352,350   $467,510   $495,340   $548,696   $876,273   $594,101   $919,470
                                              ========   ========   ========   ========   ========   ========   ========
Current liabilities.........................  $ 15,174   $ 56,980   $ 38,987   $ 40,410   $ 47,214   $ 36,977   $ 75,336
Deferred tax liabilities....................    10,502      1,935      4,000      4,832         --         --      2,134
Noncurrent liabilities......................     2,179     34,847     14,914         --    400,000         --    400,000
Stockholders' equity........................   324,495    373,748    437,439    503,454    429,059    557,124    442,000
                                              --------   --------   --------   --------   --------   --------   --------
  Total liabilities and stockholders'
    equity..................................  $352,350   $467,510   $495,340   $548,696   $876,273   $594,101   $919,470
                                              ========   ========   ========   ========   ========   ========   ========
  Working capital...........................  $262,956   $278,612   $312,301   $358,469   $611,259   $359,731   $551,039
                                              ========   ========   ========   ========   ========   ========   ========

---------------

(a) Includes $17.0 million paid to Corixa for a development, commercialization and licensing agreement.

(b) Includes $7.7 million paid to aaiPharma for a research and development collaboration.

(c) Includes $14.2 million paid to Dow for a research and development collaboration.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

      We believe, after consultation with our advisors, that it is in the best interests of our company and our shareholders to take advantage of the favorable current trends in the convertible bond market. The financial terms of the exchange offer, if successful, with respect to the interest rate, conversion price, contingent trigger events and the reduction in the number of underlying shares into which the New Notes will be convertible will have a favorable impact on our company's financial condition and operating results.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

      Our board of directors and officers do not make any recommendation to the holders of Old Notes as to whether or not to tender all or any portion of their Old Notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your Old Notes and, if so, the amount of Old Notes to tender.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING

      This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange Old Notes which are properly tendered prior to the expiration date, unless you have previously withdrawn them.

         - When you tender to us Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

         - For each $1,000 principal amount of Old Notes you tender and that is accepted by us in the exchange offer, we will give you $1,230 principal amount of New Notes. Upon completion of the exchange offer, we will also pay accrued and unpaid interest up to the date of acceptance of Old Notes that we accept for exchange.

         -  You may tender all, some or none of your existing Old Notes.

         - The exchange offer is conditioned on the effectiveness of the registration statement of which this prospectus is a part and on at least $200 million in aggregate principal amount of the Old Notes having been tendered and not withdrawn at the expiration of the exchange offer. Our obligation to accept Old Notes for exchange in the exchange offer is also subject to the conditions described under "--Conditions to the Exchange Offer."

         - The exchange offer expires at 5:00 p.m., New York City time, on August 13, 2003. We may, however, in our sole discretion, extend the period of time for which the exchange offer is open. References in this prospectus to the expiration date mean 5:00 p.m., New York City time, on August 13, 2003 or, if extended by us, the latest date to which the exchange offer is extended by us.

         - We will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the Old Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of Old Notes at their addresses listed in the trustee's security register with respect to the Old Notes.

         - We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of an extension to the Exchange Agent and notice of that extension to the holders as described below. During any extension, all Old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

         - We expressly reserve the right to amend or terminate the exchange offer at any time prior to the expiration date, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "--Conditions to the Exchange Offer" are not satisfied.

         - We will give oral or written notice of any extension, amendment, waiver, termination or non-acceptance described above to holders of the Old Notes as promptly as practicable. If we amend this exchange offer in any respect or waive any condition to the exchange offer, we will give written notice of the amendment or waiver to the Exchange Agent and will make a public announcement of the amendment or waiver as promptly as practicable afterward. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a release to the Dow Jones News Service.

         - If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to ten business days.

         - Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

         - We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC.

IMPORTANT RESERVATION OF RIGHTS REGARDING THE EXCHANGE OFFER

      You should note that:

         - All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by our company in our sole discretion and our determination shall be final and binding.

         - We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

         - We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer. If we waive a condition with respect to any particular noteholder, we will waive it for all noteholders. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

         - Our interpretation of the terms and conditions of the exchange offer as to any particular Old Note either before or after the expiration date, including the letter of transmittal and the instructions to such letter of transmittal, shall be final and binding on all parties.

         - Neither our company, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

CONDITIONS TO THE EXCHANGE OFFER

      We will not accept Old Notes for exchange and may terminate or not complete the exchange offer if:

         - the registration statement and any post-effective amendment to the registration statement covering the New Notes is not effective under the Securities Act; or

         - less than $200 million in aggregate principal amount of the Old Notes is validly tendered without being withdrawn at the expiration of the exchange offer;

      We may not accept Old Notes for exchange and may terminate or not complete the exchange offer if:

         - any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

         - any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us;

         - any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

            - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the U.S.

            - any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 5% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index from July 16, 2003.

            - a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.

            - any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions.

            - a commencement of a war or other national or international calamity directly or indirectly involving the U.S., which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer.

         - any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

         - any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding Class A common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

         - any event or events occur that have resulted or may result, in our judgment, in an actual or threatened change in the business condition, income, operations, stock ownership or prospects of us and our subsidiaries, taken as a whole; or

         -  as the term "group" is used in Section 13(d)(3) of the Exchange Act:

            - any person, entity or group acquires more than 5% of our outstanding shares of Class A common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC, prior to July 16, 2003;

            - any such person, entity or group that had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares of Class A common stock; or

            - any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of Class A common stock, that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of Old Notes.

      If any of the above events occur, we may:

         - terminate the exchange offer and as promptly as practicable return all tendered Old Notes to tendering security holders;

         - extend the exchange offer and, subject to the withdrawal rights described in "The Exchange Offer--Withdrawal Rights" herein, retain all tendered Old Notes until the extended exchange offer expires;

         - amend the terms of the exchange offer, which may result in an extension of the period of time for which the exchange offer is kept open; or

         - waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

LEGAL LIMITATION

      The above conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive, in our discretion, any condition, in whole or in part, at any time prior to the expiration date of the exchange offer. Our failure at any time to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the expiration date of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

      If a stop order issued by the SEC is threatened or in effect with respect to the registration statement of which this prospectus is a part, or with respect to the qualification of the Indenture governing the New Notes under the Trust Indenture Act, we will not:

         -  accept for exchange any Old Notes tendered; or

         -  issue any New Notes in exchange for any Old Notes.

PROCEDURES FOR TENDERING

       TENDER OF OLD NOTES HELD THROUGH A CUSTODIAN

      If you are a beneficial owner of Old Notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian to tender the Old Notes on your behalf. Your custodian will provide you with their instruction letter which you must use to give these instructions.

       TENDER OF OLD NOTES HELD THROUGH DTC

      To effectively tender Old Notes that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. Delivery of tendered Old Notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender Old Notes through ATOP.

      In addition, the exchange agent must receive:

         - an electronic confirmation pursuant to DTC's ATOP system indicating the aggregate principal amount of Old Notes to be tendered and any other documents, if any, required by the letter of transmittal; and

         - prior to the expiration date, a confirmation of book-entry transfer of such Old Notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfer described below; or

         - the holder must comply with the guaranteed delivery procedures described below.

      Your Old Notes must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the Old Notes at DTC for purposes of the exchange offer within two business days after the commencement of the exchange offer. Any financial institution that is a participant in DTC must make book-entry delivery of the Old Notes by having DTC transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although your Old Notes will be tendered through the DTC facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to DTC's ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth on page 67 of this prospectus, prior to 5:00 p.m., New York City time, on the expiration date.

      You or your broker must ensure that the exchange agent receives an agent's message from DTC confirming the book-entry transfer of your Old Notes. An agent's message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation that states that DTC has received an express acknowledgment from the DTC participant tendering the Old Notes that such participant agrees to be bound by the terms of the letter of transmittal.

      Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

      If you are an institution that is a participant in DTC's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding Old Notes through a financial institution.

      Do not send letters of transmittal or other exchange offer documents to us, the dealer managers or the information agent.

      It is your responsibility to provide all necessary materials to the exchange agent before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your Old Notes will not be validly tendered.

      We will have accepted the validity of tendered Old Notes if and when we give oral or written notice to the exchange agent. The exchange agent will act as the new trust's agent for purposes of receiving the New Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those Old Notes to you, without expense, promptly after the expiration date via book-entry transfer through DTC.

GUARANTEED DELIVERY PROCEDURES

      If you desire to tender your Old Notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your Old Notes if:

         -  your tender is made through an eligible institution;

         - prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC's ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

            - sets forth the name and address of the holder of Old Notes and the principal amount of Old Notes tendered;

            -  states that the tender is being made thereby; and

            - guarantees that within three NYSE trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent.

ACCEPTANCE OF OLD NOTES AND DELIVERY OF NEW NOTES

      Once all of the conditions to the exchange offer are satisfied or waived, we will accept all Old Notes properly tendered and not withdrawn as of the expiration date and will issue the New Notes promptly after the expiration date. See "--Conditions to the Exchange Offer". For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

      In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the exchange agent of:

         - a timely book-entry confirmation of transfer of Old Notes into the exchange agent's account at DTC using the book-entry transfer procedures described above;

         - a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder's acceptance through DTC's ATOP system; and

         -  all other required documents, if any.

      We will have accepted validly tendered Old Notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us, and will make the exchange on, or promptly after, the expiration date. Following this exchange the holders in whose names the New Notes will be issuable upon exchange will be deemed the holders of record of the New Notes.

      The reasons we may not accept tendered Old Notes are:

         - the Old Notes were not validly tendered pursuant to the procedures for tendering; see "--Procedures for Tendering";

         - we determine in our reasonable discretion that any of the conditions to the exchange offer have not been satisfied; see "--Conditions to the Exchange Offer";

         - a holder has validly withdrawn a tender of Old Notes as described under, see "--Withdrawal Rights"; or

         - we have prior to the expiration date of the exchange offer, delayed or terminated the exchange offer; see "--Terms of the Exchange offer; Period for Tendering".

      If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the exchange offer, we will return any unaccepted or non-exchanged Old Notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described above, non-exchanged Old Notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

      Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and remain subject to the Old Indenture.

      Any validly tendered Old Notes acquired in the exchange offer will be retired and will not be reissuable.

      The New Notes will bear interest from the issue date. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

WITHDRAWAL RIGHTS

      You may withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. You may also withdraw a tender of your Old Notes after the expiration of 40 business days from the commencement date of the exchange offer if your tender has not yet been accepted for exchange.

      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below, prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

         - specify the name of the person who tendered the Old Notes to be withdrawn;

         - specify the aggregate amount of Old Notes to be withdrawn, if not all of the Old Notes are tendered by the holder;

         - contain a statement that you are withdrawing your election to have your Old Notes exchanged;

         - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees; and

         - specify, on the notice of withdrawal, the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility, if you tendered your Old Notes in accordance with the procedure for book-entry transfer described above.

      Any Old Notes that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with DTC, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following the procedures described under "Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CONSEQUENCES OF EXCHANGING OLD NOTES

      If the exchange offer is consummated, Old Notes that are not tendered, or are tendered but not accepted in the exchange offer, will remain outstanding. Accordingly, interest thereon will continue to accrue in accordance with their terms, and the Old Notes will continue to have the benefit of the Indenture governing the unexchanged Old Notes but not the benefit of the Indenture governing the New Notes. However, the trading market for unexchanged Old Notes could become significantly limited due to the reduction in the amount of Old Notes outstanding after completion of the exchange offer, which may adversely affect the market price and price volatility of the Old Notes. See "Risk factors--Risks Related to the Exchange Offer".

DEALER MANAGERS

      Deutsche Bank Securities Inc. and Thomas Weisel Partners LLC are acting as co-dealer managers in connection with the exchange offer and will receive customary fees for their respective services. We have agreed to indemnify Deutsche Bank Securities Inc. and Thomas Weisel Partners LLC against specified liabilities relating to or arising out of the exchange offer, including civil liabilities under the federal securities laws, and to contribute to payments that Deutsche Bank Securities Inc. and Thomas Weisel Partners LLC, as the case may be, may be required to make in respect thereof. However, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Deutsche Bank Securities Inc. and/or Thomas Weisel Partners LLC may, from time to time, hold Old Notes and our Class A common stock in their respective proprietary accounts, and to the extent they own Old Notes in their respective accounts at the time of the exchange offer, Deutsche Bank Securities Inc. and/or Thomas Weisel Partners LLC may tender these Old Notes. As of the date of this prospectus, Deutsche Bank Securities Inc. holds a substantial position in the Old Notes.

EXCHANGE AGENT

      Deutsche Bank Trust Company Americas has been appointed to act as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

      To: DEUTSCHE BANK TRUST COMPANY AMERICAS

            BY HAND:                         BY MAIL:              BY OVERNIGHT MAIL OR COURIER:
  Deutsche Bank Trust Company      DB Services Tennessee, Inc.      DB Services Tennessee, Inc.
             Americas                  Reorganization Unit            Corporate Trust & Agency
    C/O The Depository Trust             P.O. Box 292737                      Services
       Clearing Corporation          Nashville, TN 37229-2737           Reorganization Unit
   55 Water Street, 1st floor          Fax: (615) 835-3701            648 Grassmere Park Road
     Jeanette Park Entrance                                             Nashville, TN 37211
       New York, NY 10041                                               Attn: Karl Shepherd
                                                                        Confirm by Telephone
                                                                           (615) 835-3572
                                                                     Information (800) 735-7777

      DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESSES LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

      Deutsche Bank Trust Company Americas will assist us with the distribution of this prospectus and the other exchange materials. The exchange agent will receive reasonable compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws. The exchange agent has not been retained to make solicitations or recommendations. The fees received by the exchange agent will not be based on the aggregate principal amount of Old Notes tendered in the exchange offer.

INFORMATION AGENT

      D.F. King & Co., Inc. has been appointed to act as the information agent in connection with the exchange offer. The information agent may contact holders of Old Notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent will receive reasonable compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws. The information agent has not been retained to make solicitations or recommendations. The fees received by the information agent will not be based on the aggregate principal amount of Old Notes tendered in the exchange offer.

SOLICITING DEALERS

      We will not pay any fees or commissions to any broker or dealer or any other person, other than Deutsche Bank Securities Inc. and Thomas Weisel Partners LLC for soliciting tenders of Old Notes under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

TRANSFER TAXES

      Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

                          DESCRIPTION OF THE NEW NOTES

      The New Notes will be issued under a new Indenture between Medicis Pharmaceutical Corporation and Deutsche Bank Trust Company Americas, as trustee, such new indenture referenced hereinafter as "New Indenture." The following description is only a summary of the material provisions of the New Notes and the related New Indenture. We urge you to read the New Indenture and the New Notes in their entirety because they, and not this description, define your rights as holders of the New Notes. You may request copies of these documents at our address shown under the caption "Incorporation by Reference." The terms of the New Notes include those stated in the New Indenture and those made part of the New Indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to "we," "us," "our" and "Medicis" include only Medicis Pharmaceutical Corporation and not its subsidiaries.

GENERAL

      We will issue the New Notes in an aggregate principal amount limited to $492 million. The New Notes will be our unsecured senior obligations and will mature on June 4, 2033, unless earlier redeemed at our option as described under "--Optional Redemption of the New Notes," repurchased by us at a holder's option on certain dates as described under "--Repurchase of New Notes at the Option of the Holder" or repurchased by us at a holder's option upon a change in control of Medicis as described under "--Right to Require Purchase of New Notes upon a Change in Control." The New Notes are convertible into shares of our Class A common stock as described under "--Conversion Rights."

      Interest on the New Notes will accrue at the rate per annum shown on the cover page of this prospectus and will be payable semi-annually in arrears on June 4 and December 4 of each year, commencing on December 4, 2003. Interest on the New Notes will accrue from and including the first day after expiration of the exchange offer or, if interest has already been paid, from the date it was most recently paid. We will make each interest payment to the holders of record of the New Notes on the immediately preceding May 15 and November 15, whether or not this day is a business day. Interest payable upon redemption will be paid to the person to whom principal is payable. Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest (including contingent interest, if any) on, the New Notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their New Notes at the same location. We reserve the right to pay interest to holders of the New Notes by check mailed to the holders at their registered addresses. However, a holder of New Notes with an aggregate principal amount in excess of $1,000,000 will be paid by wire transfer in immediately available funds. Except under the limited circumstances described below, the New Notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more Global Notes. There will be no service charge for any registration of transfer or exchange of New Notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

      The New Indenture does not contain any restriction on the payment of dividends, the incurrence of indebtedness or the repurchase of our securities, and does not contain any financial covenants. Other than as described under "--Right to Require Purchase of New Notes upon a Change in Control," the New Indenture contains no covenants or other provisions that afford protection to holders of New Notes in the event of a highly leveraged transaction.

CONTINGENT INTEREST

      We will pay contingent interest during any six-month period, from June 4 to December 3 and from December 4 to June 3, with the initial six-month period commencing June 4, 2008, if the average trading price of the New Notes per $1,000 principal amount for the five trading day period ending on the third trading day immediately preceding the first day of the applicable six-month period equals $1,200 or more. The average trading price of the New Notes shall be determined no later than the second trading day immediately preceding the first day of the applicable six-month period by the conversion agent acting as calculation agent in the manner set forth in the definition of "trading price" under "--Conversion Rights of the Old Notes; Conversion Upon Satisfaction of Trading Price Condition." During any period when contingent interest is payable, it will be payable at a rate equal to 0.5% per annum. We will pay contingent interest, if any, in the same manner as we will pay interest as described above under "--General."

CONVERSION RIGHTS

      A holder may convert any outstanding New Notes into shares of our Class A common stock at an initial conversion price $77.52 per share. The conversion price (and resulting conversion rate) is, however, subject to adjustment as described below. A holder may convert New Notes only in denominations of $1,000 and integral multiples of $1,000.

       GENERAL

      Holders may surrender New Notes for conversion into shares of our Class A common stock prior to the maturity date in the following circumstances:

         - during any quarter commencing after September 30, 2003, if the closing sale price per share of our Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding quarter exceeds 120% of the conversion price per share on that 30th trading day;

         -  if we have called the New Notes for redemption;

         - during the five trading-day period immediately following any nine consecutive trading day period in which the trading price per $1,000 principal amount of the New Notes for each day of such period was less than 95% of the product of the closing sale price per share of our Class A common stock on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the New Notes; or

         -  upon the occurrence of specified corporate transactions.

       CONVERSION UPON SATISFACTION OF MARKET PRICE CONDITION

      A holder may surrender any of its New Notes for conversion into shares of our Class A common stock during any quarter commencing after September 30, 2003 if the closing sale price of our Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding quarter, exceeds 120% of the conversion price per share on that 30th trading day. The conversion agent, which will initially be the trustee, will determine on our behalf at the end of each quarter whether the New Notes are convertible as a result of the market price of our Class A common stock.

       CONVERSION UPON NOTICE OF REDEMPTION

      A holder may surrender for conversion any New Note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the New Notes are not otherwise convertible at such time.

       CONVERSION UPON SATISFACTION OF TRADING PRICE CONDITION

      A holder may surrender any of its New Notes for conversion into shares of Class A common stock during the five trading day period immediately following any nine consecutive trading day period in which the trading price per $1,000 principal amount of the New Notes (as determined following a request by a holder of the New Notes in accordance with the procedures described below) for each day of such period was less than 95% of the product of the closing sale price per share of our Class A common stock on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the New Notes; provided, however, that if, on the date of any conversion pursuant to this 95% price condition, the closing sale price per share of our Class A common stock is greater than the conversion price, then a holder surrendering New Notes for such conversion will receive, in lieu of a number of shares of our Class A common stock based on the conversion price, cash or Class A common stock or a combination of both, at our option, with a value equal to the principal amount of such holder's New Notes so surrendered as of the conversion date (which we refer to as a principal value conversion). If a holder surrenders its New Notes for such conversion, we will notify such holder by the second trading day following the date of conversion whether we will pay such holder in cash, our Class A common stock or a combination of cash and our Class A common stock, and in what percentage. Any shares of our Class A common stock delivered will be valued at the greater of (x) the conversion price on the conversion date and (y) the closing sale price of our Class A common stock on the third trading day after the conversion date. We will pay such holder any portion of the principal amount of such holder's New Notes so surrendered to be paid in cash on the third trading day after the conversion date. With respect to any portion of the sum of the principal amount of such holder's New Notes so surrendered to be paid in shares of our Class A common stock, we will deliver the shares to such holder on the fourth trading day following the conversion date.

      The "trading price" of the New Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of New Notes obtained by the conversion agent for $5,000,000 principal amount of the New Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the conversion agent, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the New Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the New Notes, then the trading price of the New Notes will be determined in good faith by the conversion agent acting as calculation agent taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate. Other than in connection with a determination of whether contingent interest shall be payable, the conversion agent shall have no obligation to determine the trading price of the New Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the New Notes is less than 95% of the product of the closing sale price of our Class A common stock and the number of shares issuable upon conversion of $1,000 principal amount of the New Notes; at which time, we shall instruct the conversion agent to determine the trading price of the New Notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the closing sale price of our Class A common stock and the number of shares of our Class A common stock issuable upon conversion of $1,000 principal amount of the New Notes.

       CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

      If we elect to:

         - distribute to all holders of our Class A common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the date of distribution, shares of our common stock at less than the then current market price; or

         - distribute to all holders of shares of our Class A common stock any assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of our Class A common stock on the day preceding the declaration date for such distribution, we must notify the holders of New Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their New Notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a New Note otherwise participates in the distribution without conversion.

      In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our Class A common stock would be converted into cash, securities or other property, a holder may surrender its New Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of such transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our Class A common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder's right to convert its New Notes into shares of our Class A common stock will be changed into a right to convert such New Notes into the kind and amount of cash, securities and other property which such holder would have received if such holder had converted such New Notes immediately prior to the transaction. If the transaction also constitutes a change in control, such holder can require us to repurchase all or a portion of its New Notes as described under "--Right to Require Purchase of New Notes upon a Change in Control."

      If a holder of a New Note has delivered notice of its election to have such New Note repurchased at the option of such holder or as a result of a change in control, such New Note may be converted only if the notice of election is withdrawn as described, respectively, under "--Repurchase of New Notes at the Option of the Holder" or "--Right to Require Purchase of New Notes upon a Change in Control."

       CONVERSION RATE ADJUSTMENT

      We will adjust the conversion price if (without duplication):

      (1) we issue to all holders of shares of our Class A common stock or other capital stock as a dividend or distribution on our common stock;

      (2)  we subdivide, combine or reclassify our common stock;

      (3) we issue to all holders of our Class A common stock rights, warrants or options entitling them to subscribe for or purchase shares of our common stock at less than the then current market price;

      (4) we distribute to all holders of our Class A common stock evidences of our indebtedness, shares of capital stock (other than shares of our common stock), securities, cash, property, rights, warrants or options, excluding:

           -  those rights, warrants or options referred to in clause (3) above;

           - any dividend or distribution paid exclusively in cash not referred to below; and

           -  any dividend or distribution referred to in clause (1) above.

      (5) we declare a dividend or distribution to all or substantially all of the holders of our Class A common stock, to the extent that such dividend or distribution is payable in cash and exceeds, (i) prior to June 11, 2008, $0.05 per issued and outstanding share of Class A common stock, subject to adjustment for subdivisions, combinations, stock dividends and stock splits and (ii) after June 11, 2008, together with all other all cash distributions and consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for shares made within the preceding twelve months, 5% of our aggregate market capitalization on the date of the declaration of the distribution.
          If an adjustment is required under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the current quarterly cash dividend. If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution.

      (6) during any twelve-month period we complete a repurchase (including by way of a tender offer, but excluding shares purchased by us in connection with this offering) of shares of our common stock which involves an aggregate consideration that, together with:

           - any cash and other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for shares of our common stock concluded within the preceding 12 months; and

           - the amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months;

           - exceeds 5% of our aggregate market capitalization on the expiration of the tender or exchange offer.

      (7) someone other than Medicis or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, Medicis' board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if:

           - the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of Medicis common stock outstanding; and

           - the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

      However, the adjustment referred to in this clause (7) will not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause Medicis to engage in a consolidation or merger of Medicis or a sale of all or substantially all of Medicis' assets.

      For purposes of the foregoing, the term "market capitalization" as of any date of calculation means the closing sale price of our Class A common stock on the trading day immediately prior to such date of calculation multiplied by the aggregate number of shares of our Class A common stock and Class B common stock outstanding on the trading day immediately prior to such date of calculation.

      If the rights provided for in our rights agreement dated as of August 17, 1995, as amended, have separated from our Class A common stock in accordance with the provisions of the rights agreement so that the holders of the New Notes would not be entitled to receive any rights in respect of our Class A common stock issuable upon conversion of the New Notes, the conversion price will be adjusted as provided in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the New Notes the holders will receive, in addition to our Class A common stock issuable upon such conversion, the rights which would have attached to such shares of our Class A common stock if the rights had not become separated from our Class A common stock under our rights agreement. See "Description of Capital Stock--Preference Stock Purchase Rights." To the extent that we adopt any future rights plan, upon conversion of the New Notes into our Class A common stock, you will receive, in addition to our Class A common stock, the rights under the future rights plan whether or not the rights have separated from our Class A common stock at the time of conversion and no adjustment to the conversion price will be made in accordance with clause (4) above.

      The conversion price will not be adjusted until adjustments amount to 1% or more of the conversion price as last adjusted. We will carry forward any adjustment we do not make and will include it in any future adjustment.

      We will not issue fractional shares of Class A common stock to a holder who converts a New Note. In lieu of issuing fractional shares, we will pay cash based upon the closing sale price of our Class A common stock on the date of conversion.

      Except as described in this paragraph, no holder of New Notes will be entitled, upon conversion of the New Notes, to any actual payment or adjustment on account of accrued and unpaid interest, including contingent interest, if any, or on account of dividends on shares issued in connection with the conversion. If any holder surrenders a New Note for conversion between the close of business on any record date for the payment of an installment of interest (including any contingent interest, if any) and the opening of business on the related interest payment date the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including any contingent interest, if any) on the principal amount to be converted together with the New Note being surrendered. The foregoing sentence shall not apply to New Notes called for redemption on a redemption date within the period between and including the record date and the interest payment date.

      If we make a distribution of property to our stockholders which would be taxable to them as a dividend for federal income tax purposes and the conversion price of the New Notes is decreased, this decrease may be deemed to be the receipt of taxable income by holders of the New Notes.

      We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in the best interests of Medicis. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days. In addition, we may from time to time reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our Class A common stock resulting from any stock or rights distribution on our common stock.

OPTIONAL REDEMPTION OF THE NEW NOTES

      Prior to June 11, 2008, we cannot redeem the New Notes at our option. Beginning on June 11, 2008, we may redeem the New Notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest (including contingent interest, if any) up to but not including the date of redemption. We will give not less than 20 days' nor more than 60 days' notice of redemption by mail to holders of the New Notes. If we opt to redeem less than all of the New Notes at any time, the trustee will select or cause to be selected the New Notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any New Note of a denomination larger than $1,000.

REPURCHASE OF NEW NOTES AT THE OPTION OF THE HOLDER

      A holder has the right to require us to repurchase all or a portion of the New Notes on June 4, 2008, 2013 and 2018. We will repurchase the New Notes for an amount of cash equal to 100% of the principal amount of the New Notes on the date of purchase, plus accrued and unpaid interest (including contingent interest, if any) to the date of repurchase. To exercise the repurchase right, the holder of a New Note must deliver, during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date

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

until the close of business on the business day before the repurchase date, a written notice to us and the trustee of such holder's exercise of the repurchase right. This notice must be accompanied by certificates evidencing the New Note or New Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

MANDATORY REDEMPTION

      Except as set forth under "--Right to Require Purchase of New Notes upon a Change in Control" and "--Repurchase of New Notes at the Option of the Holder," we are not required to make mandatory redemption of, or sinking fund payments with respect to, the New Notes.

RIGHT TO REQUIRE PURCHASE OF NEW NOTES UPON A CHANGE IN CONTROL

      If a change in control (as defined below) occurs, each holder of New Notes may require that we repurchase the holder's New Notes on the date fixed by us that is not less than 45 days nor more than 60 days after we give notice of the change in control. We will repurchase the New Notes for an amount of cash equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest, including contingent interest, if any, to the date of repurchase.

      "Change in control" means the occurrence of one or more of the following events:

         - any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets, to any person or group of related persons, as defined in
            Section 13(d) of the Exchange Act (a "Group");

         - the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the New Indenture;

         - any person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock of, or any successor to, all or substantially all of our assets; or

         - the first day on which a majority of the members of our board of directors are not continuing directors.

      The definition of "change in control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require us to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or Group may be uncertain.

      "Continuing directors" means, as of any date of determination, any member of our board of directors who

      - was a member of such board of directors on the date of the original issuance of the New Notes, or

      - was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

      On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the New Notes which is to be paid on the date of repurchase.

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

      On or before the 30th day after the change in control, we must mail to the trustee and all holders of the New Notes a notice of the occurrence of the change offer in control, stating:

      -  the repurchase date;

      -  the date by which the repurchase right must be exercised;

      -  the repurchase price for the New Notes; and

      - the procedures which a holder of New Notes must follow to exercise the repurchase right.

      To exercise the repurchase right, the holder of a New Note must deliver, on or before the third business day before the repurchase date, a written notice to us and the trustee of the holder's exercise of the repurchase right. This notice must be accompanied by certificates evidencing the New Note or New Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

      The effect of these provisions granting the holders the right to require us to repurchase the New Notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of New Notes following the occurrence of a change in control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

      Our obligation to make a change in control will be satisfied if a third party makes the change of control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all New Notes properly tendered and not withdrawn under the change in control offer.

      If a change in control occurs and the holders exercise their rights to require us to repurchase New Notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

      The term "beneficial owner" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have "beneficial ownership" of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

CONSOLIDATION, MERGER AND SALE OF ASSETS

      We may, without the consent of the holders of any of the New Notes, consolidate with, or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, if:

         - we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, is a corporation organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the New Indenture and the New Notes by means of a supplemental indenture entered into with the trustee; and

         - after giving effect to the transaction, no event of default and no event which, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.

      Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Medicis under the New Indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the New Indenture and the New Notes.

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

MODIFICATION AND WAIVER

      We and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the New Indenture or modify the rights of the holders of the New Notes with the consent of the holders of at least a majority in principal amount of the New Notes then outstanding. However, without the consent of each holder of an outstanding New Note, no supplemental indenture may, among other things:

         - change the stated maturity of the principal of, or payment date of any installment of interest (including contingent interest, if any) on, any New Note;

         - reduce the principal amount of, or the rate of interest (including contingent interest, if any) on, any New Note;

         - change the currency in which the principal of any New Note or interest is payable;

         - impair the right to institute suit for the enforcement of any payment on or with respect to any New Note when due;

         - adversely affect the right provided in the New Indenture to convert any New Note;

         - modify the provisions of the New Indenture relating to our requirement to repurchase New Notes upon a change in control or on specified dates in a manner adverse to the holders of the New Notes;

         - reduce the percentage in principal amount of the outstanding New Notes necessary to modify or amend the New Indenture or to consent to any waiver provided for in the New Indenture; or

         - waive a default in the payment of principal of, or interest (including contingent interest, if any) on, any New Note.

      The holders of a majority in principal amount of the outstanding New Notes may, on behalf of the holders of all New Notes:

         - waive compliance by us with restrictive provisions of the New Indenture other than as provided in the preceding paragraph; and

         - waive any past default under the New Indenture and its consequences, except a default in the payment of the principal of or any interest (including contingent interest, if any) on any New Note or in respect of a provision which under the New Indenture cannot be modified or amended without the consent of the holder of each outstanding New Note affected.

      Without the consent of any holders of New Notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

         - to cure any ambiguity, omission, defect or inconsistency in the New Indenture;

         - to evidence a successor to us and the assumption by the successor of our obligations under the New Indenture and the New Notes;

         - to make any change that does not adversely affect the rights of any holder of the New Notes;

         - to comply with any requirement in connection with the qualification of the New Indenture under the Trust Indenture Act; or

         - to complete or make provision for certain other matters contemplated by the New Indenture.

EVENTS OF DEFAULT

      Each of the following is an "event of default":

      (1) a default in the payment of any interest (including contingent interest, if any) upon any of the New Notes when due and payable, which continues for 30 days;

      (2) a default in the payment of the principal of the New Notes when due, including on a redemption or repurchase date;

      (3) failure to pay when due the principal of indebtedness for money borrowed by us or our subsidiaries in excess of $20 million, or the acceleration of that indebtedness that is not withdrawn within 15 days after the date of written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding New Notes;

      (4) a default by us in the performance, or breach, of any of our other covenants in the New Indenture which are not remedied within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding New Notes; or

      (5)  events of bankruptcy, insolvency or reorganization involving Medicis.

      If an event of default described in clauses (1), (2), (3) or (4) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding New Notes may declare the principal amount of accrued and unpaid interest on all New Notes to be immediately due and payable. This declaration may be rescinded if the conditions described in the New Indenture are satisfied. If an event of default of the type referred to in clause (5) occurs, the principal amount of and accrued and unpaid interest, (including contingent interest, if any) on the outstanding New Notes will automatically become immediately due and payable.

      Within 90 days following a default, the trustee must give to the registered holders of New Notes notice of all uncured defaults known to it. The trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered holders, except in the case of a default in the payment of the principal of, or interest, including contingent interest, if any, on, any of the New Notes when due or in the payment of any redemption or repurchase obligation.

      The holders of not less than a majority in principal amount of the outstanding New Notes may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. Subject to the provisions of the New Indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the New Indenture at the request or direction of any of the holders of the New Notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, or interest, including contingent interest, if any, when due or the right to convert a New Note in accordance with the New Indenture, no holder may institute a proceeding or pursue any remedy with respect to the New Indenture or the New Notes unless the conditions provided in the New Indenture have been satisfied, including:

         - holders of at least 25% in principal amount of the outstanding New Notes have requested the trustee to pursue the remedy; and

         - holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense.

      We are required to deliver to the trustee annually a certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the New Indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.
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

BOOK-ENTRY SYSTEM

      The New Notes will be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the New Notes for all purposes under the New Indenture. Owners of beneficial interests in the New Notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the New Notes, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the New Indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

EXCHANGE OF GLOBAL NOTES

      The New Notes, represented by one or more global notes, will be exchangeable for certificated securities with the same terms only if:

         - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

         - we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

         -  a default under the New Indenture occurs and is continuing.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agent, banks, trust companies, clearing corporation and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

GOVERNING LAW

      The New Indenture and the New Notes will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

                          COMPARISON BETWEEN THE TERMS
                       OF THE OLD NOTES AND THE NEW NOTES

      The Old Notes were issued under an Indenture dated June 4, 2002 between our company and Deutsche Bank Trust Company Americas, as trustee, such indenture will be hereinafter referred to as the Old Indenture. The following comparison is only a summary of certain provisions of the Old Notes and the Old Indenture that differ in a material respect to the provisions of the New Notes and the New Indenture.

GENERAL

       OLD NOTES

      There is $400 million in aggregate principal amount of Old Notes outstanding. The Old Notes are our unsecured senior obligations and will mature on June 4, 2032, unless earlier redeemed at our option as described under "--Optional Redemption of the Notes--Old Notes", repurchased by us at a holder's option on certain dates as described under "--Repurchase of Notes at the Option of the Holder--Old Notes" or repurchased by us at a holder's option upon a change in control of our company. The Old Notes are convertible into shares of our Class A common stock upon the occurrence of certain conditions.

      The Old Notes bear interest at a rate of 2.5% per annum, payable semi-annually in arrears on June 4 and December 4 of each year. We will make each interest payment to the holders of record of the Old Notes on the immediately preceding May 15 and November 15, whether or not such day is a business day.

       NEW NOTES

      We will issue up to $492 million in aggregate principal amount of New Notes. The New Notes will be our unsecured senior obligations and will mature on June 4, 2033, unless earlier redeemed at our option as described under "--Optional Redemption of the Notes--New Notes", repurchased by us at a holder's option on certain dates as described under "Repurchase of Notes at the Option of the Holder--New Notes" or repurchased by us at a holder's option upon a change in control of our company. The New Notes are convertible into shares of our Class A common stock upon the occurrence of certain conditions.

      The New Notes will bear interest at a rate of 1.5% per annum, payable semi-annually in arrears on June 4 and December 4 of each year, commencing on December 4, 2003. We will make each interest payment to the holders of record of the New Notes on the immediately preceding May 15 and November 15, whether or not such day is a business day.

CONTINGENT INTEREST

       OLD NOTES

      Holders of Old Notes will receive a contingent interest payment during any six-month period, from June 4 to December 3 and from December 4 to June 3, with the initial six-month period commencing June 4, 2007, if the average trading price of the Old Notes per $1,000 in principal amount for the five trading day period ending on the third trading day immediately preceding the first day of the applicable six-month period equals $1,200 or more. The average trading price of the Old Notes shall be determined no later than the second trading day immediately preceding the first day of the applicable six-month period by the conversion agent acting as a calculation agent in the manner set forth below in the definition of "trading price." During any period when contingent interest is payable, it will be payable at a rate equal to 0.5% per annum. We will pay contingent interest, if any, in the same manner as we will pay interest.

       NEW NOTES

      We will pay contingent interest during any six-month period, from June 4 to December 3 and from December 4 to June 3, with the initial six-month period commencing June 4, 2008. Other than as described in the previous sentence, the terms of the New Notes regarding contingent interest are identical to the terms of the Old Notes.

CONVERSION RIGHTS

       OLD NOTES

      A holder may convert any outstanding Old Notes into shares of our Class A common stock at an initial conversion price per share of $58.10. This represents a conversion rate of approximately 17.2117 shares per $1,000 in principal amount of the Old Notes. The conversion price (and resulting conversion rate) is, however, subject to adjustments. A holder may convert Old Notes only in denominations of $1,000 and integral multiples of $1,000.

       CONVERSION UPON SATISFACTION OF MARKET PRICE CONDITION

      A holder may surrender any of its Old Notes for conversion into shares of our Class A common stock during any quarter commencing after June 30, 2002 if the closing sale price of our Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding quarter exceeds 110% of the conversion price per share on that 30th trading day. The conversion agent, which will initially be the trustee, will determine on our behalf at the end of each quarter whether the Old Notes are convertible as a result of the market price of our Class A common stock.

       NEW NOTES

      A holder may convert any outstanding New Notes into shares of our Class A common stock at an initial conversion price per share of $77.52. This represents a conversion rate of approximately 12.8998 shares per $1,000 in principal amount of the New Notes. This conversion price (and resulting conversion rate) is, however, subject to adjustments for certain transactions affecting our Class A common stock as described under "Description of the New Notes--Conversion Rate Adjustments". A holder may convert New Notes only in denominations of $1,000 and integral multiples of $1,000.

      In addition to adjusting the conversion rate pursuant to the terms of the Old Notes, prior to June 11, 2008, we will adjust the conversion rate of the New Notes if we declare a dividend or distribution to all or substantially all of the holders of our Class A common stock, to the extent that such dividend or distribution is payable in cash and is greater than $0.05 per issued and outstanding share of Class A common stock per fiscal quarter. See "Description of the New Notes -- Conversion Rate Adjustment."

       CONVERSION UPON SATISFACTION OF MARKET PRICE CONDITION

      A holder may surrender any of its New Notes for conversion into shares of our Class A common stock during any quarter commencing after September 30, 2003 if the closing sale price of our Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding quarter, exceeds 120% of the conversion price per share on that 30th trading day.

      Other than the differences in conversion rights described in preceding three paragraphs, the terms of the conversion rights of the New Notes are identical to the terms of the Old Notes.

OPTIONAL REDEMPTION OF THE NOTES

       OLD NOTES

      Prior to June 11, 2007, we cannot redeem the Old Notes at our option. Beginning on June 11, 2007, we may redeem the Old Notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the Old Notes, plus accrued and unpaid interest, (including contingent interest, if any), up to but not including the date of redemption. We will give not less than 20 days' nor more than 60 days' notice of redemption by mail to holders of the Old Notes. If we opt to redeem less than all of the Old Notes at any time, the trustee will select or cause to be selected the Old Notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any Old Note of a denomination larger than $1,000.

       NEW NOTES

      Prior to June 11, 2008, we cannot redeem the New Notes at our option. Beginning on June 11, 2008, we may redeem the New Notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest (including contingent interest, if any), up to but not including the date of redemption.

      Other than as described in the previous paragraph, the terms of the New Notes regarding optional redemption are identical to the terms of the Old Notes.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER

       OLD NOTES

      A holder has the right to require us to repurchase all or a portion of the Old Notes on June 4, 2007, 2012 and 2017. We will repurchase the Old Notes for an amount of cash equal to 100% of the principal amount of the Old Notes on the date of purchase, plus accrued and unpaid interest (including contingent interest, if any) to the date of repurchase. To exercise the repurchase right, the holder of an Old Note must deliver, during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day before the repurchase date, a written notice to us and the trustee of such holder's exercise of the repurchase right. This notice must be accompanied by certificates evidencing the Old Note or Old Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

       NEW NOTES

      A holder has the right to require us to repurchase all or a portion of the New Notes on June 4, 2008, 2013 and 2018. Other than as described in the previous sentence, the terms of the New Notes regarding repurchase of the New Notes at the option of the holder are identical to the Old Notes.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

      We have two classes of authorized common stock: Class A common stock, par value $0.014 per share, of which we are authorized to issue 50,000,000 shares, and Class B common stock, par value $0.014 per share, of which we are authorized to issue 1,000,000 shares. As of March 31, 2003, 30,743,267 shares of Class A common stock were issued and outstanding and held by approximately 248 holders of record. As of March 31, 2003, 379,016 shares of Class B common stock were issued and outstanding and held by a single holder. As of June 30, 2003, an additional 6,390,796 shares of Class A common stock were issuable upon exercise of outstanding option.

      Except as noted below, the designations, preferences, limitations and relative rights of the Class A common stock and Class B common stock are substantially identical. Holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share. Except as required by law, holders of Class A common stock and Class B common stock vote together as a class on all matters with respect to which our stockholders are entitled to vote.

      Holders of Class A common stock and Class B common stock have equal rights to receive dividends and other distributions, if any, as may be declared from time to time by our board of directors. However, any dividend declared and paid to the holders of Class A common stock must be accompanied by the declaration and payment of an equivalent dividend to the holders of Class B common stock. If we in any manner subdivide, combine or reclassify the outstanding shares of Class A common stock or Class B common stock, as the case may be, the outstanding shares of the other class shall be subdivided, combined or reclassified proportionately in the same manner and on the same basis as the outstanding shares of Class A common stock or Class B common stock, as the case may be.

      Holders of Class A common stock and Class B common stock are not entitled to preemptive or similar rights. The Class B common stock may be converted into Class A common stock on a share-for-share basis at any time at the election of the holder and will automatically convert into Class A common stock upon sale or transfer of Class B common stock other than to another holder of Class B common stock.

PREFERRED STOCK

      We currently have authorized 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding. See "--Preference Stock Purchase Rights."

      Upon liquidation, dissolution or winding up of our company, any holders of preferred stock will be paid in full any amounts to which they may be entitled, prior to any distribution of our assets to the holders of Class A common stock and Class B common stock on a pro rata basis.

PREFERENCE STOCK PURCHASE RIGHTS

      On August 17, 1995, our board of directors adopted a stockholder rights plan, pursuant to which it declared a dividend of one preference stock purchase right on each outstanding share of Class A common stock and Class B common stock. The description and terms of these rights are set forth in a Rights Agreement, dated as of August 17, 1995, as amended, between our company and Norwest Bank Minnesota, N.A., as rights agent. These rights are exercisable only if a person or group acquires beneficial ownership of 15% or more of the then outstanding shares of Class A common stock or announces a tender offer the consummation of which would result in beneficial ownership by a person or group of 15% or more of the then outstanding shares of Class A common stock. Each right entitles the holder to buy one one-hundredth of a share of a new Series A junior participating preference stock at an exercise price of $185.00 per share, subject to adjustment.

      If we are acquired in a merger or other business combination transaction after a person has acquired beneficial ownership of 15% or more of the then outstanding shares of Class A common stock, each right will entitle the holder to purchase, at the right's then-current exercise price, a number of shares of the acquiring person's common stock having a market value of twice such price. In addition, if a person or group acquires 50% or more of the then outstanding shares of Class A common stock, each right will entitle the holder, other than such person or members of such group, to purchase, at the right's then-current exercise price, a number of shares of Class A common stock of such other person or group, including our company as successor to the acquiring company or as the surviving corporation, having a market value of twice such price.

      Following the acquisition by a person or group of beneficial ownership of 15% or more of the then outstanding shares of Class A common stock and prior to an acquisition of 50% or more of the then outstanding shares of Class A common stock, our board of directors may exchange the rights, other than rights owned by such person or group, in whole or in part, at an exchange ratio of one share of Class A common stock, one one-hundredth of a share of the Series A junior participating preference stock or a share of a class or series of our preferred stock having equivalent rights, preferences and privileges as the Series A junior participating preference stock, per right. Prior to the acquisition by a person or group of beneficial ownership at 15% or more of the then outstanding shares of Class A common stock, the rights are redeemable for $0.001 per right at the option of our board of directors.

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

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      This discussion describes the material U.S. federal income tax consequences of the exchange offer and owning and disposing of the New Notes. It applies to you only if you hold your Old Notes and New Notes as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

         -  a dealer in securities or currencies;

         - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

         -  a bank, an insurance company or other financial institution;

         -  a tax-exempt organization;

         - a person treated as a partnership for U.S. federal income tax purposes or a partner thereof;

         - a person that owns Old Notes or New Notes that are a hedge or that are hedged against interest rate risks;

         - a person that owns Old Notes or New Notes as part of a straddle, conversion or other risk reduction transaction for U.S. federal income tax purposes; or

         - a U.S. holder (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

      The summary below does not address all of the tax consequences that may be relevant to you. In particular, it does not address:

         - the U.S. federal estate, gift or alternative minimum tax consequences of the exchange offer or ownership or disposition of the New Notes;

         - state, local or foreign tax consequences of the exchange offer or ownership or disposition of the New Notes; or

         - U.S. federal, state, local or foreign tax consequences of owning or disposing of our Class A common stock.

      This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated under the Code and administrative and judicial interpretations of the Code and the Treasury Regulations, all as of the date of this prospectus, and all of which are subject to differing interpretations and to change, possibly on a retroactive basis.

      No statutory, administrative or judicial authority directly addresses the treatment of the New Notes for U.S. federal income tax purposes. We have not sought, nor do we expect to seek, a ruling from the Internal Revenue Service, or the IRS, with respect to any of the U.S. federal income tax consequences discussed below. No assurance can be given that the IRS will not take contrary positions to the U.S. federal income tax consequences discussed below. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

      We urge you to consult your tax advisors with respect to the tax consequences to you of the exchange offer and ownership and disposition of the New Notes and shares of our Class A common stock in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

CLASSIFICATION OF THE NEW NOTES

      We intend to treat the New Notes as debt instruments subject to the rules governing contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the New Indenture relating to the New Notes, you agree, for U.S. federal income tax purposes, to treat your New Notes as indebtedness subject to the Treasury Regulations governing contingent payment debt instruments and to be bound by our application of those regulations to the New Notes, including our determination of the rate at which interest will be deemed to accrue on the New Notes. The remainder of this discussion assumes that the New Notes will be treated in accordance with this determination. However, there is some uncertainty as to the proper application of the Treasury Regulations governing contingent payment debt instruments, and no assurance can be given that the IRS will not assert that the New Notes should be treated differently or that such an assertion would not prevail. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the New Notes. In particular, it might be determined that you should have accrued interest income at a lower rate, should not have recognized ordinary income upon the conversion of your New Notes, or should have recognized capital gain or loss upon a taxable disposition of your New Notes.

TREATMENT OF U.S. HOLDERS

      You are a "U.S. holder" if you are a beneficial owner of an Old Note or a New Note and you are, for United States federal income tax purposes:

         -  a citizen or resident of the United States;

         -  a domestic corporation;

         - an estate whose income is subject to U.S. federal income tax regardless of its source; or

         - a trust over whose administration a U.S. court can exercise primary supervision and all substantial decisions of which one or more U.S. persons are authorized to control.

      If you are a "non-U.S. holder," this Section does not apply to you. You are a non-U.S. holder if you are a beneficial owner of an Old Note or a New Note and you are, for United States federal income tax purposes:

         -  a nonresident alien individual (other than an expatriate);

         -  a foreign corporation; or

         - a foreign estate or trust that is not subject to U.S. federal income taxation on its worldwide income.

      If you are a non-U.S. holder, please see the section titled "Treatment of Non-U.S. Holders" below.

EXCHANGE OFFER

      The exchange of Old Notes for New Notes will qualify as a "recapitalization" for U.S. federal income tax purposes. Consequently, a U.S. holder will recognize gain on the exchange of an Old Note for a New Note to the extent of the lesser of (i) the difference between the issue price of the New Note (determined as described below) and the U.S. holder's adjusted tax basis in the Old Note and (ii) the fair market value of the excess of the principal amount of the New Notes over the principal amount of the Old Notes. The issue price of a New Note will be the fair market value of the New Note as of the exchange date. A U.S. holder's adjusted tax basis in an Old Note generally will be its original purchase price for the Old Note, increased by any interest income previously accrued by the U.S. holder with respect to the Old Note (determined without regard to any positive or negative adjustments to such interest accruals), decreased by the amount of any projected payments actually made on the Old Note and increased or decreased by the amount of any positive or negative adjustments, respectively, that a U.S. holder was required to make as a result of having purchased the Old Note at a price other than its adjusted issue price. Gain recognized on the exchange will be treated as ordinary interest income. Any loss realized by a

U.S. holder on the exchange of its Old Note for a New Note will not be recognized. A U.S. holder's basis in a New Note received in the exchange will equal its basis in its Old Note, increased by the amount of any gain recognized on the exchange. A U.S. holder's holding period in a New Note will include its holding period for the Old Note exchanged therefor.

ACCRUAL OF INTEREST ON THE NEW NOTES

      Under the rules governing contingent payment debt instruments, a U.S. holder of New Notes generally will be required to accrue interest income on the New Notes, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will likely be required to include interest in taxable income in each year in excess of the stated interest that accrues on the New Notes and in excess of any contingent interest payments actually received in that year.

      A U.S. holder of New Notes must accrue an amount of interest as ordinary income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the New Notes that equals:

         - the product of (i) the adjusted issue price (as defined below) of the New Notes as of the beginning of the accrual period, and (ii) the comparable yield (as defined below) of the New Notes, adjusted for the length of the accrual period;

         -  divided by the number of days in the accrual period; and

         - multiplied by the number of days during the accrual period that the U.S. holder held the New Notes.

      The adjusted issue price of a New Note is its issue price (as defined above) increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments actually made with respect to the New Notes.

      Under the rules governing contingent payment debt instruments, we are required to establish the "comparable yield" for the New Notes. We determined that the comparable yield for the New Notes is the annual yield we would incur, as of the exchange date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the New Notes, including the level of subordination, term and general market conditions, but excluding any adjustments for liquidity or the riskiness of the contingencies with respect to the New Notes. Accordingly, while the comparable yield of the New Notes cannot be determined until the date of the exchange offer, if it were to be determined as of the date of the commencement of the exchange offer, the comparable yield would be 8.75% compounded semi-annually.

      We are required to provide to holders of the New Notes, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the New Notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the New Notes includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. U.S. HOLDERS OF NEW NOTES MAY OBTAIN THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE BY SUBMITTING A WRITTEN REQUEST TO OUR VICE PRESIDENT OF FINANCE, C/O MEDICIS PHARMACEUTICAL CORPORATION, 8125 NORTH HAYDEN ROAD, SCOTTSDALE, ARIZONA 85258-2463.

      For U.S. federal income tax purposes, holders must use the comparable yield and projected payment schedule determined by us in calculating interest accruals, and the adjustments thereto described below, in respect of the New Notes, unless the holder timely discloses and justifies the use of other estimates to the IRS. This requirement for holders to use the comparable yield and projected payment schedule determined by us is imposed by Treasury Regulations issued by the IRS, and is in addition to your agreement to treat the New Notes consistently with our treatment pursuant to the indenture.

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

      THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NEW NOTES OF A HOLDER OF NEW NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF NEW NOTES.

ADJUSTMENTS TO INTEREST ACCRUALS ON THE NEW NOTES

      If a U.S. holder of New Notes receives actual payments with respect to the New Notes in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. holder would incur a net positive adjustment equal to the amount of such excess. The U.S. holder would treat this net positive adjustment as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received (including any of our Class A common stock received on conversion of the New Notes) in that year.

      If a U.S. holder receives actual payments with respect to the New Notes in a taxable year that in the aggregate are less than the amount of the projected payments for that taxable year, the U.S. holder would incur a "net negative adjustment" equal to the amount of such deficit. This net negative adjustment would (a) reduce the interest income on the New Notes of the U.S. holder for that taxable year, and (b) to the extent of any excess after the application of
(a), give rise to an ordinary loss to the extent of the amount by which the U.S. holder's total interest inclusions with respect to the New Note exceed the total amount of the U.S. holder's net negative adjustments treated as ordinary loss with respect to the New Note in prior taxable years. Any excess would be carried forward to the next taxable year as a net negative adjustment or would reduce the amount realized upon sale, purchase by us at your option, exchange, conversion or redemption of the New Notes.

DISCOUNT OR PREMIUM

      A U.S. holder that acquires a New Note after its initial issuance is required to accrue interest for U.S. federal income tax purposes based upon the original projected payment schedule as if the New Note had been acquired directly from us pursuant to the exchange offer. Except to the extent described in the third paragraph below as to New Notes that are deemed to be "exchange listed," a U.S. holder must allocate any difference between the holder's tax basis in a New Note upon acquisition and the then adjusted issue price of the New Note to daily portions of interest or the projected payments over the remaining term of the New Note on some reasonable basis, taking into account then applicable interest rates and changes in the projected value of our Class A common stock.

      Thus, if a U.S. holder's basis in a New Note upon its acquisition (either pursuant to the exchange offer or otherwise) is less than the New Note's then adjusted issue price, such U.S. holder would be required to allocate the "discount" among the daily portions of interest or projected payments to be made on the New Note. The portion of the discount allocated to a daily portion of interest would be treated as a positive adjustment on the date the daily portion accrues, and the portion allocated to a projected payment would be treated as a positive adjustment on the date the projected payment was scheduled to be made. A U.S. holder's adjusted basis in the New Note would be increased by the amount of any such positive adjustment.

      If a U.S. holder's basis in a New Note upon its acquisition (either pursuant to the exchange offer or otherwise) exceeds the New Note's then adjusted issue price, the amount of the "premium" allocated to a daily portion of interest would be treated as a negative adjustment on the date the daily portion accrues, and the amount allocated to a projected payment would be treated as a negative adjustment on the date the projected payment was scheduled to be made. A U.S. holder's adjusted basis in the New Note would be reduced by the amount of any such negative adjustment.

      Additionally, if a New Note is deemed to be "exchange listed" property at the time of a U.S. holder's acquisition, then, instead of allocating the discount or premium to projected payments, a U.S. holder generally would be permitted, but not required (unless any other method was unreasonable), to allocate the discount or premium pro rata to the accrual of interest on the New Notes. The New Notes will be considered "exchange listed" if they are listed on either a national securities exchange or an interdealer quotation system sponsored by a national securities association.

SALE, EXCHANGE, CONVERSION OR REDEMPTION

      Generally, the sale or exchange of a New Note, or the redemption of a New Note for cash, will result in taxable gain or loss to a U.S. holder of New Notes. In addition, as described above, our calculation of the comparable yield and the schedule of projected payments for the New Notes includes the receipt of Class A common stock upon conversion of a New Note into our Class A common stock as a contingent payment with respect to the New Notes. Accordingly, we intend to treat the receipt of our Class A common stock by a U.S. holder upon the conversion of a New Note, as a contingent payment. As described above, you are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion also will result in taxable gain or loss to the U.S. holder. The amount of gain or loss on a taxable sale, purchase by us at your option, exchange, conversion or redemption will equal the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any Class A common stock received, and (b) the adjusted tax basis in the New Notes of the U.S. holder. The adjusted tax basis in a New Note of a U.S. holder generally will equal the original purchase price for the New Note of the U.S. holder, increased by any interest income previously accrued by the U.S. holder with respect to the New Note (determined without regard to any positive or negative adjustments to interest accruals described above), and decreased by the amount of any projected payments actually made on the New Note and increased or decreased by the amount of any positive or negative adjustment, respectively, that a U.S. holder is required to make if the U.S. holder acquires New Notes with a basis upon acquisition other than their adjusted issue price. Gain recognized upon a sale, purchase by us at your option, exchange, conversion or redemption of a New Note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of the excess of interest previously included in income over the total negative adjustments previously taken into account as ordinary loss and, thereafter, capital loss (which will be long-term if the New Note is held for more than one year). The deductibility of net capital losses is subject to limitations.

      The tax basis of a U.S. holder in the Class A common stock received upon a conversion of a New Note will equal the then current fair market value of our Class A common stock. The holding period of the U.S. holder for such Class A common stock received will commence on the day after the date of conversion.

CONSTRUCTIVE DIVIDENDS

      If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the New Notes, the conversion rate of the New Notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. holders of New Notes.

      For example, in the event we are required to increase the conversion rate of the New Notes because we distribute cash dividends to holders of our common stock (see "Description of the New Notes--Conversion Rights--Conversion Rate Adjustment"), then U.S. holders of New Notes would be treated as currently receiving a constructive distribution, taxable as a dividend, equal to the value, as of the date of the constructive distribution, of the additional common stock that the U.S. holders would be entitled to receive upon a conversion of the New Notes by virtue of the increase in the conversion rate.
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

TREATMENT OF NON-U.S. HOLDERS

      The following section discusses the U.S. federal income tax consequences of the exchange offer and the ownership and disposition of New Notes to non-U.S. holders (as defined above). If you are not a non-U.S. holder, this section does not apply to you. Please see the section titled "Treatment of U.S. Holders" above.

EXCHANGE OFFER AND OWNERSHIP AND DISPOSITION OF NEW NOTES

      Payments of interest on the New Notes made to a non-U.S. holder, including a payment in common stock pursuant to a conversion, and any gain realized on the exchange or a sale or exchange of the New Notes, will be exempt from United States income or withholding tax, provided that: (i) such non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments and gain are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States; (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code; and (v) we are not and have not been a United States real property holding corporation ("USRPHC"). We believe that we are not and have never been, nor do we anticipate becoming, a USRPHC. However, if a non-U.S. holder were deemed to have received a constructive dividend (see "Treatment of U.S. Holders--Constructive Dividends" above), the non-U.S. holder generally would be subject to U.S. withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of such dividend. It is possible that U.S. federal tax on the deemed distributions would be withheld from the interest paid to the non-U.S. holder of the New Notes.

      The statement requirement referred to in the preceding paragraph will be fulfilled if the non-U.S. holder certifies on the appropriate IRS Form W-8, under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      Proceeds from the exchange offer, payments of principal and interest (including interest accrued under the rules discussed above and a payment in common stock pursuant to a conversion) on the Notes, and the proceeds of dispositions of the New Notes may be subject to information reporting and U.S. federal backup withholding tax if the U.S. holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. A non-U.S. holder may be subject to United States backup withholding tax on the exchange offer, payments on the New Notes and the proceeds from a sale or other disposition of the New Notes unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person. Any amounts so withheld will be allowed as a credit against a holder's U.S. federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

      THE PROPER TAX TREATMENT OF A HOLDER OF NEW NOTES IS UNCERTAIN. AS A RESULT, YOU ARE URGED TO CONSULT YOUR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES AND WHETHER PARTICIPATION IN THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND YOUR PARTICULAR TAX SITUATION.

                                 LEGAL MATTERS

      The validity of the New Notes and our Class A Common Stock issuable upon conversion of the New Notes offered by this prospectus will be passed upon for our company by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Customary legal matters will be passed upon for the dealer managers by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

      Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended June 30, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated into this prospectus by reference. Such consolidated financial statements are incorporated into this prospectus by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, prospectuses and other information with the SEC. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed part of this prospectus, except for any information superseded by information contained directly in this prospectus.

      This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the financial condition of our company.

         - Annual Report on Form 10-K for the year ended June 30, 2002, filed on September 30, 2002;

         - Quarterly Report on Form 10-Q for the quarters ended September 30, 2002, filed on November 14, 2002; December 31, 2002, filed on February 7, 2003; and March 31, 2003, filed on May 15, 2003;

         - Current Reports on Form 8-K filed on January 16, 2003; February 10, 2003; March 5, 2003; March 10, 2003; April 24, 2003; and June 30,
            2003; and

         - Description of our company's Class A common stock contained in our Registration Statement on Form 8-A filed on August 18, 1995; and the amendment to the description of our company's Class A common stock contained in our Registration Statement on Form 8-A/A filed on June 4, 2002.

      Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained herein or in another document incorporated by reference that is filed on or before the date of this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding sentence.

      Unless indicated to the contrary in the filing, all documents and reports filed by our company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act, after the date of this prospectus but before the exchange offer is terminated or completed, shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents and reports. Any statement contained in this prospectus or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by our company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this prospectus modifies or supersedes such statement.

      You may request a copy of these filings, at no cost, by writing us at the following address:

                       Medicis Pharmaceutical Corporation
                             8125 North Hayden Road
                         Scottsdale, Arizona 85258-2463
                    Attention: Office of Investor Relations

      You may also obtain copies of any documents incorporated by reference in this prospectus through us, the SEC or the SEC's website as described below. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this document. Any person, including any beneficial owner, to whom this document is delivered may obtain documents incorporated by reference in, but not delivered with, this document by requesting them from the Information Agent

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

in writing or by telephone at the address set forth on the back cover of this document. Any request should be made not later than five business days prior to the end of the exchange offer.

      You may read and copy any reports, statements or other information that our company files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of our company are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

      If for any reason we are not required to comply with the reporting requirements of the Exchange Act, we are still required under the New Indenture to furnish the holders of the New Notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                                 EXCHANGE AGENT

      Deutsche Bank Trust Company Americas has been appointed to act as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

      To: DEUTSCHE BANK TRUST COMPANY AMERICAS

            BY HAND:                         BY MAIL:              BY OVERNIGHT MAIL OR COURIER:
  Deutsche Bank Trust Company      DB Services Tennessee, Inc.      DB Services Tennessee, Inc.
            Americas                   Reorganization Unit            Corporate Trust & Agency
    C/O The Depository Trust             P.O. Box 292737                      Services
      Clearing Corporation           Nashville, TN 37229-2737           Reorganization Unit
  55 Water Street, 1(st) floor                                        648 Grassmere Park Road
     Jeanette Park Entrance            Fax: (615) 835-3701              Nashville, TN 37211
       New York, NY 10041                                               Attn: Karl Shepherd
                                                                        Confirm by Telephone
                                                                           (615) 835-3572

      DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESSES LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

                               INFORMATION AGENT

      D.F. King & Co., Inc. has been appointed to act as the information agent in connection with the exchange offer. All inquiries relating to this prospectus and the transactions contemplated hereby should be directed to the information agent at the telephone numbers and address set forth below:

                             D.F. King & Co., Inc.
                                 48 Wall Street
                            New York, New York 10005
             Banks and brokers please call collect: (212) 269-5550
                All others please call toll-free: (888) 542-7446

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE CONTENTS OF ANY WEBSITES REFERRED TO IN THIS PROSPECTUS ARE NOT PART OF THIS PROSPECTUS. WE ARE OFFERING, AND SEEKING TO OFFER, TO EXCHANGE ONLY IN JURISDICTIONS WHERE OFFERS AND EXCHANGES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY EXCHANGE OF OUR NOTES.

                               TABLE OF CONTENTS

Special Note Regarding Forward-Looking
  Statements............................   i
Summary.................................   1
Risk Factors............................  13
Use of Proceeds.........................  29
Ratios of Earnings to Fixed Charges.....  29
Book Value Per Share....................  30
Price Range of Class A Common Stock and
  Old Notes.............................  30
Dividend Policy.........................  31
Capitalization..........................  32
Selected Consolidated Financial Data....  33
The Exchange Offer......................  34
Description of the New Notes............  43
Comparison Between the Terms of the Old
  Notes and the New Notes...............  54
Description of Capital Stock............  57
Material United States Federal Income
  Tax Considerations....................  59
Legal Matters...........................  65
Experts.................................  65
Where You Can Find More Information.....  66
Exchange Agent..........................  67
Information Agent.......................  67

                                 [MEDICIS LOGO]

                               Offer to Exchange

                         UP TO $492 MILLION OF ITS 1.5%
                             CONTINGENT CONVERTIBLE
                                  SENIOR NOTES
                                DUE JUNE 4, 2033

                                      for

                            any and all outstanding

                          2.5% CONTINGENT CONVERTIBLE
                                  SENIOR NOTES
                                DUE JUNE 4, 2032
                   (CUSIP NOS. 584 690 AA 9 AND 584 70K AA 2)

CO-DEALER MANAGERS

DEUTSCHE BANK SECURITIES
THOMAS WEISEL PARTNERS LLC

Prospectus

     -     , 2003

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our company is a corporation organized under Delaware law. Pursuant to the statutes of the State of Delaware, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement.

      In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the Delaware Business Corporation Law.

      Our By-laws provide that our company is authorized, by a resolution of shareholders, a resolution of directors or an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with our company or at the request of our company in any capacity with any other enterprise.

      The directors and officers of Medicis are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, that might be incurred by them in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
  NO.                               DOCUMENT
-------                             --------
     1.1  Dealer Manager Agreement by and among Medicis Pharmaceutical
          Corporation, Deutsche Bank Securities Inc. and Thomas Weisel
          Partners LLC.*
     3.1  Certificate of Incorporation of the Company, as amended.
          (Incorporated by reference to Exhibit 3.1 to our Annual
          Report on Form 10-K for the fiscal year ended June 30,
          1995).
     3.2  Amended and Restated By-laws of the Company, as amended.
          (Incorporated by reference to Exhibit 3.3 to our Quarterly
          Report on Form 10-Q for the quarter ended March 31, 1999).
     4.1  Form of Indenture, dated as of June 4, 2002, by and between
          Medicis Pharmaceutical Corporation, as issuer, and Deutsche
          Bank Trust Company Americas, as trustee for Old Notes.
          (Incorporated by reference to Exhibit 4.1 to our current
          report on Form 8-K filed with the SEC on June 6, 2002.)
     4.2  Form of Indenture between Medicis Pharmaceutical Corporation and Deutsche Bank Trust Company Americas, as trustee for the
          New Notes.*
     4.3  Rights Agreement, dated August 17, 1995, between the Company and American Stock Transfer & Trust Company, as Rights
          Agent. (Incorporated by reference to Exhibit 4.1 to our
          Annual Report on Form 10-K for the fiscal year ended June
          30, 1995.)
     4.4  Amendment No. 2 to Rights Agreement, dated March 17, 1997, between the Company and Norwest Bank Minnesota, N.A.
          (Incorporated by reference to Exhibit 4.1 to our Quarterly
          Report on Form 10-Q for the quarter ended March 31, 1997.)
     4.5  Form of specimen certification representing Class A common stock. (Incorporated by reference to Exhibit 4.3 to the
          Registration Statement of Form S-1 of the Registrant, filed with the SEC on January 16, 1990.)
     5.1  Opinion of Akin Gump Strauss Hauer & Feld LLP with respect to the New Notes.

EXHIBIT
  NO.                               DOCUMENT
-------                             --------
    21.1  Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K for the
          fiscal year ended June 30, 2002.)
    23.1  Consent of Ernst & Young LLP, Independent Auditors.
    23.2  Consent of Akin Gump Strauss Hauer & Feld LLP (included in
          Exhibit 5.1).
    24.1  Power of Attorney (included on Page II-3).
    25.1  Statement of Eligibility of Trustee*
    99.1  Form of Letter of Transmittal.
    99.2  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and other Nominees.
    99.3  Form of Letter to Clients.
    99.4  Form of Notice of Guaranteed Delivery.

---------------

* To be filed by amendment.

ITEM 22. UNDERTAKINGS.

      (a) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement throughout the date responding to the request.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly reports that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

               SIGNATURES FOR MEDICIS PHARMACEUTICAL CORPORATION

      Pursuant to the requirements of the Securities Act of 1933, Medicis Pharmaceutical Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on July 16, 2003.

                                         MEDICIS PHARMACEUTICAL CORPORATION

                                         By:      /s/ JONAH SHACKNAI
                                          --------------------------------------
                                             Name: Jonah Shacknai
                                             Title:  Chairman of the Board and
                                                     Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonah Shacknai and Mark A. Prygocki, Sr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b), and any and all additions to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     CAPACITY                      DATE
                   ---------                                     --------                      ----

              /s/ JONAH SHACKNAI                    Chairman of the Board of Directors     July 16, 2003
 ---------------------------------------------         and Chief Executive Officer
                Jonah Shacknai                        (Principal Executive Officer)


          /s/ MARK A. PRYGOCKI , SR.                 Executive Vice President, Chief       July 16, 2003
 ---------------------------------------------       Financial Officer and Treasurer
            Mark A. Prygocki , Sr.                 (Principal Financial and Accounting
                                                                 Officer)


          /s/ ARTHUR G. ALTSCHUL, JR.                            Director                  July 16, 2003
 ---------------------------------------------
            Arthur G. Altschul, Jr.


             /s/ SPENCER DAVIDSON                                Director                  July 16, 2003
 ---------------------------------------------
               Spencer Davidson


              /s/ STUART DIAMOND                                 Director                  July 16, 2003
 ---------------------------------------------
                Stuart Diamond

                   SIGNATURE                                     CAPACITY                      DATE
                   ---------                                     --------                      ----


           /s/ PETER S. KNIGHT, ESQ.                             Director                  July 16, 2003
 ---------------------------------------------
             Peter S. Knight, Esq.


          /s/ MICHAEL A. PIETRANGELO                             Director                  July 16, 2003
 ---------------------------------------------
            Michael A. Pietrangelo


          /s/ PHILIP S. SCHEIN, M.D.                             Director                  July 16, 2003
 ---------------------------------------------
            Philip S. Schein, M.D.


            /s/ LOTTIE SHACKELFORD                               Director                  July 16, 2003
 ---------------------------------------------
              Lottie Shackelford

                                 EXHIBIT INDEX

EXHIBIT
  NO.                               DOCUMENT
-------                             --------
     1.1  Dealer Manager Agreement by and among Medicis Pharmaceutical
          Corporation, Deutsche Bank Securities Inc. and Thomas Weisel
          Partners LLC.*
     3.1  Certificate of Incorporation of the Company, as amended.
          (Incorporated by reference to Exhibit 3.1 to our Annual
          Report on Form 10-K for the fiscal year ended June 30,
          1995).
     3.2  Amended and Restated By-laws of the Company, as amended.
          (Incorporated by reference to Exhibit 3.3 to our Quarterly
          Report on Form 10-Q for the quarter ended March 31, 1999).
     4.1  Form of Indenture, dated as of June 4, 2002, by and between
          Medicis Pharmaceutical Corporation, as issuer, and Deutsche
          Bank Trust Company Americas, as trustee for Old Notes.
          (Incorporated by reference to Exhibit 4.1 to our current
          report on Form 8-K filed with the SEC on June 6, 2002.)
     4.2  Form of Indenture between Medicis Pharmaceutical Corporation and Deutsche Bank Trust Company Americas, as trustee for the
          New Notes.*
     4.3  Rights Agreement, dated August 17, 1995, between the Company and American Stock Transfer & Trust Company, as Rights
          Agent. (Incorporated by reference to Exhibit 4.1 to our
          Annual Report on Form 10-K for the fiscal year ended June
          30, 1995.)
     4.4  Amendment No. 2 to Rights Agreement, dated March 17, 1997, between the Company and Norwest Bank Minnesota, N.A.
          (Incorporated by reference to Exhibit 4.1 to our Quarterly
          Report on Form 10-Q for the quarter ended March 31, 1997.)
     4.5  Form of specimen certification representing Class A common stock. (Incorporated by reference to Exhibit 4.3 to the
          Registration Statement of Form S-1 of the Registrant, filed with the SEC on January 16, 1990.)
     5.1  Opinion of Akin Gump Strauss Hauer & Feld LLP with respect to the New Notes.
    21.1  Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K for the
          fiscal year ended June 30, 2002.)
    23.1  Consent of Ernst & Young LLP, Independent Auditors.
    23.2  Consent of Akin Gump Strauss Hauer & Feld LLP (included in
          Exhibit 5.1).
    24.1  Power of Attorney (included on Page II-3).
    25.1  Statement of Eligibility of Trustee*
    99.1  Form of Letter of Transmittal.
    99.2  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and other Nominees.
    99.3  Form of Letter to Clients.
    99.4  Form of Notice of Guaranteed Delivery.

---------------

* To be filed by amendment.